Filed Pursuant to Rule 424(b)(3)

Registration No. 333- 149665

PROSPECTUS

OCTILLION CORP.

7,864,500 SHARES OF COMMON STOCK

This prospectus relates to the resale by certain of our stockholders named in the section of this prospectus titled “Selling Stockholders” (the “Selling Stockholders”) of up to 7,864,500 shares of our common stock (the “Shares”). The shares being offered under this prospectus are comprised of 3,675,000 shares of our common stock that were purchased by the Selling Stockholders in transactions with us or with our affiliate pursuant to exemptions from the registration requirements of the Securities Act of 1933 as amended (the “Securities Act”); and 4,189,500 shares of common stock which may be issued to certain of the Selling Stockholders upon the exercise of outstanding Series F Callable Warrants.

Although we will pay substantially all  the expenses incident to the registration of the shares, we will not receive any proceeds from the sales by the Selling Stockholders. We will, however, receive proceeds if the Warrants are exercised; to the extent we receive such proceeds, they will be used for general working capital purposes.

The Selling Stockholders and any underwriter, broker-dealer or agent that participates in the sale of the shares or interests therein may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, profit or other compensation any of them earns on any sale or resale of the shares, directly or indirectly, may be underwriting discounts and commissions under the Securities Act.  The Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Our common stock is presently quoted for trading under the symbol “OCTL” on the over the counter bulletin board (the “OTCBB”). On March 3, 2008 the closing price of the common stock, as reported on the OTCBB was $1.49 per share. The Selling Stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the OTCBB, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

The purchase of the shares offered through this prospectus involves a high degree of risk. Please refer to “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS MARCH 21, 2008

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Information contained on our web site does not constitute part of this prospectus.

PROSPECTUS SUMMARY

This summary only highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including "Risk Factors" beginning on page 9, and the consolidated financial statements, before making an investment decision.

Unless the context otherwise requires, the terms “we,” “our,” “us,” “Company” and “Octillion” refer to Octillion Corp., a Nevada corporation, and its consolidated subsidiaries.

About Us and Our Business

We were incorporated in the State of Nevada on May 5, 1998, with an authorized capital stock of 100,000,000 shares of common stock, $0.001 par value, and 1,000,000 shares of preferred stock, par value $0.10.  As of March 3, 2008, there were 57,539,600 shares of common stock were issued and outstanding; there are no preferred shares issued and outstanding.

Our corporate headquarters is located at 2638 Lapeer Road, Suite 2, Auburn Hills, Michigan  48326.  Our telephone number is (800) 213-0689.

We are a development stage technology company focused on the identification, acquisition, development and eventual commercialization of emerging, leading edge alternative energy technologies. We conduct our operations through our two wholly-owned subsidiaries, Sungen Energy, Inc. (“Sungen”) and Octillion Technologies Limited (“Octillion Technologies”).  Our strategy is to initially acquire rights to obtain licenses to technologies and products that are being developed by third parties, primarily universities and government agencies, through sponsored research and development agreements.

We are currently focusing our sponsored research and development efforts on the development of a technology to integrate films of silicon nanoparticle material on glass substrates, acting as photovoltaic solar cells that have the potential to convert normal home and office glass windows into ones capable of converting solar energy into electricity, with limited loss of transparency and minimal changes in manufacturing infrastructure (the “UIUC Silicon Nanoparticle Technology”).  We conduct our research and development efforts through Sungen, our wholly-owned subsidiary, which on August 25, 2006, entered into a Sponsored Research Agreement (“UIUC Sponsored Research Agreement”) with the University of Illinois at Urbana-Champaign (“UIUC”) relating to the continued development of the UIUC Silicon Nanoparticle Technology.

The process of producing silicon nanoparticles is supported by ten (10) issued US Patents, seven (7) pending US patents, two (2) issued foreign counterpart patents and nineteen (19) pending foreign counterpart patents. Collectively, such patents are referred to as the “UIUC Patents.” The initial term of the UIUC Sponsored Research Agreement expires on August 22, 2008; under the terms of the UIUC Sponsored Research Agreement we have agreed to advance a total of $422,818 (of which $266,709 has been advanced through February 29, 2008) to fund the research and development activities. Please refer to “Description of Our Business and Properties.”

Recent Developments

Spin Off of Subsidiary

Until recently, in addition to our current focus on developing alternative energy technologies, our company pursued the development of diverse technologies, including biotechnology.  We pursued the development of biotechnologies through our wholly-owned subsidiary, MicroChannel Technologies Corporation (“MicroChannel”).

On April 9, 2007, our Board of Directors determined that the best way to create shareholder value  (separate and apart from our operating performance)  and, at the same time permit us to focus our resources more fully on, and thereby facilitate the development of, our solar and alternative energy technologies was by spinning off and distributing our shares of MicroChannel in the form of a special dividend to our shareholders.   In determining the terms of the distribution, our Board of Directors also considered our ability, as well as the ability of MicroChannel, to obtain the necessary financing to fund our respective operations as “stand alone” companies.

We completed the distribution on December 21, 2007 on the basis of one share of MicroChannel common stock for each share of our common stock owned by our shareholders, as of August 22, 2007 (the record date),

Private Placement

We have generated no revenues from operations and we do not expect to do so for the foreseeable future.  As of November 30, 2007, we had an accumulated deficit of $3,867,413.

On February 12, 2008, we completed the sale of an aggregate of 3,675,000 shares of our common stock and Series F Callable Warrants (the “Warrants”) to purchase up to an additional 3,675,000 shares of our common stock (the “Warrant Shares”), at a per share purchase price of $1.00  (the “Private Placement”), or an aggregate of $3,675,000, pursuant to the terms of a Securities Purchase Agreement dated February 8, 2008 with certain institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Investors”).  The net proceeds of the Private Placement will be used for working capital purposes.

Westminster Securities Corp. acted as the exclusive co-placement agent for the Private Placement and was paid a fee of $257,250, or of 7% of the aggregate proceeds. In addition, Westminster Securities was reimbursed $6,045 of expenses incurred on our behalf. Westminster Securities Corp. also received a Warrant to purchase up to 514,500 of our common stock.

In connection with the Private Placement, the Company agreed to file a registration statement for the purpose of registering the shares issued in the Private Placement as well as the shares issuable upon the exercise of the Warrants, for resale by the Investors. The 3,675,000 shares issued in the Private Placement and the 4,189,500 shares of common stock which may be issued to certain of the Selling Stockholders upon the exercise of outstanding Warrants constitute the aggregate 7,864,500 shares registered pursuant to the registration statement of which this prospectus is part.

The shares issued in the Private Placement comprise approximately 6.0% (without giving effect to the exercise of any of the Warrants) of our issued and outstanding shares as at March 3, 2008.

Risk Factors

        Our business operations are subject to numerous risks, including the risk of delays in or discontinuation of our research and development due to lack of financing, inability to obtain necessary regulatory approvals to market the products, unforeseen safety issues relating to the products and dependence on third party collaborators to conduct research and development of the products. Because we are an early stage company with a limited history of operations, we are also subject to many risks associated with early-stage companies. For a more detailed discussion of some of the risks you should consider, you are urged to carefully review and consider the section entitled "Risk Factors" beginning on page 9 of this prospectus.

Selling Stockholders

The Selling Stockholders are existing non-affiliated stockholders who purchased shares of our common stock from us in the Private Placement completed on February 12, 2008. Please refer to “Selling Stockholders.”

Securities Being Offered

The Selling Stockholders named in this prospectus are offering for resale up to 7,864,500 shares of our common stock to the public by means of this prospectus. The shares being offered under this prospectus are comprised of 3,675,000 Shares that were purchased by the Selling Stockholders in Private Placement transactions pursuant to an exemption from the registration requirements of the Securities Act; and up to 4,189,500 Warrant Shares which may be issued to certain of the Selling Stockholders upon the exercise of the Warrants issued in connection with the private placements completed by us.

Although we will pay substantially all the expenses incident to the registration of the Shares, we will not receive any proceeds from the sales by the Selling Stockholders. However, we may receive proceeds (up to $5,236,875) from the exercise of the Warrants; if such proceeds are received by us, they will be used for working capital purposes.

All of the shares of our common stock, owned by the Selling Stockholders, will be registered by the registration statement of which this prospectus is a part. The Selling Stockholders may sell some or all of their shares immediately after they are registered.  Please refer to “Plan of Distribution.”

Offering Price

The Selling Stockholders may sell their shares pursuant to this prospectus, at open market, on the OTCBB, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

Number of Shares Outstanding

There were 57,539,600 shares of our common stock issued and outstanding as at March 3, 2008.

Duration of Offering

We have agreed to use our commercially reasonable efforts to keep the  registration statement of which this prospectus  is part, continuously effective under the Securities Act until all of the securities covered by such registration statement have been sold, or may be sold without volume restrictions pursuant to Rule 144 or any successor rule, as determined by our counsel pursuant to a written opinion letter to such effect, addressed and acceptable to our transfer agent and the affected holders of such securities.

Use of Proceeds

We will incur all costs associated with this registration statement and prospectus. We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the Selling Stockholders. However, we did receive aggregate proceeds of $3,675,000 from the sale of our shares to certain Selling Stockholders and we may receive up to $5,236,875, if all of the Warrants are exercised.  The Warrants expire on February 11, 2011, and have an exercise price of $1.25 per share.  All funds received by us from the exercise of the Warrants will be used for working capital purposes.  Please refer to “Use of Proceeds.”

Description of Our Common Stock

Our authorized capital stock consists of stock of 100,000,000 shares of common stock, each with a par value of $0.001, and 1,000,000 shares of preferred stock, each with a par value of $0.10. As of March 3, 2008, there were 57,539,600 shares of common stock were issued and outstanding. No preferred shares are issued and outstanding.  This total does not include any shares of common stock issuable upon the exercise of any of our issued and outstanding stock purchase warrants, including, but not limited to, the Non-redeemable Series C, Series D, Series E and the Warrants.  Please refer to “Description of Securities.”

Summary of Selected Financial Data

The following tables set forth a summary of certain selected financial data. You should read this information together with the financial statements and the notes to the financial statements appearing elsewhere in this prospectus.

Statement of Operations Data:	For the Three Months Ended November 30, 2007	For the Three Months Ended November 30, 2006
Revenues	$0	$0
Loss from operations	$(1,490,629)	$(423,192)
Net loss	$(1,475,514)	$(447,419)
Net loss attributable to stockholders	$(1,475,514)	$(447,419)
Basic and diluted net loss per share	$(0.027)	$(0.010)
Weighted average shares outstanding used in basic and diluted net loss per share calculation	53,864,600	44,598,996

Statement of Operations Data:	For the Year Ended August 31, 2007	For the Year Ended August 31, 2006
Revenues	$0	$0
Loss from operations	$(1,499,445)	$(164,287)
Net loss	$(1,442,769)	$(157,982)
Net loss attributable to stockholders	$(1,442,769)	$(157,982)
Basic and diluted net loss per share	$(0.030)	$(0.004)
Weighted average shares outstanding used in basic and diluted net loss per share calculation	48,820,951	42,012,270

Balance Sheet Data:	November 30, 2007	November 30, 2006	August 31, 2007	August 31, 2006
Cash	$905,422	$337,302	$1,437,876	$247,492
Working Capital (deficiency)	$819,805	$133,907	$1,414,170	$206,122
Total assets	$909,338	$338,178	$1,438,328	$250,068
Total liabilities	$87,123	$203,395	$23,706	$42,866
Total stockholders’ capital (deficiency)	$822,215	$134,783	$1,414,622	$207,202

RISK FACTORS

You should carefully consider the risks described below before purchasing any shares. Our most significant risks and uncertainties are described below; if any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein. You should acquire the shares only if you can afford to lose your entire investment. Our filings with the Securities and Exchange Commission also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we have described below. Please refer to “Forward-Looking Statements” on page 24 of this prospectus.

RISKS RELATED TO OUR FINANCIAL CONDITION AND OPERATIONS

We have experienced significant losses and expect losses to continue for the foreseeable future.

We are a development stage company; we have not generated any revenues since inception and we do not expect to generate any revenues for the foreseeable future.  We have incurred losses since inception. We had a working capital surplus of $819,805, $1,414,170 and $206,122 at November 30, 2007, August 31, 2007 and August 31, 2006, respectively, and a stockholders’ capital equity of $822,215 at November 30, 2007, $1,414,622 at August 31, 2007, and $207,202 at August 31, 2006. We anticipate incurring losses at least through August 31, 2009.

Through February 29, 2008, we have paid an aggregate of $266,709 pursuant to the UIUC Sponsored Research Agreement to support the continued research of the UIUC Silicon Nanoparticle Technology project; we are obligated to pay an additional $156,109 through August 22, 2008, the expiration date of the UIUC Sponsored Research Agreement.

We cannot currently estimate with any accuracy the amount of either the additional funds (beyond our current contractual requirements) or time required to successfully commercialize the UIUC Silicon Nanoparticle Technology, because the actual cost and time may vary significantly depending on results of current basic research and development and product testing, cost of acquiring an exclusive license, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process, manufacturing, marketing and other costs associated with commercialization of products following receipt of regulatory approvals and other factors.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our independent registered public accounting firm has issued its report, which includes an explanatory paragraph for going concern uncertainty on our financial statements as of August 31, 2007.  Because we have not yet generated revenues from our operations our ability to continue as a going concern is currently heavily dependent upon our ability to obtain additional financing to sustain our operations.  Such financing may take the form of the issuance of common or preferred stock or debt securities, or may involve bank financing.  Although we have completed the Private Placement, the fact that our auditors have issued a “going concern” opinion may hinder our ability to obtain additional financing in the future.  Currently, we have no commitments to obtain any additional financing, and there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

Evaluating our business and future prospects may be difficult due to the rapidly changing technological and market landscape.

There is limited historical information available about our company upon which you can base your evaluation of our business and prospects. The markets we are addressing are rapidly evolving and are experiencing technological advances and new market entrants. Our future success may require us to outsource not only our research efforts, but ultimately, our manufacturing, and there is no guarantee we can do this at a price that is competitive with our competitors, or that we can gain access to new, more cost effective technologies that may be developed by our competitors. Moreover, the UIUC Silicon Nanoparticle Technology is only in the early stages of development and we have limited experience upon which to predict whether it can be successfully commercialized. Please refer to “Risks Related To Our Technologies And The Industries In Which We Operate” below.

We may require additional financing to sustain our operations and our obligations under the  UIUC Sponsored Research Agreement.

We are obligated to advance up to an additional $156,109 under the UIUC Sponsored Research Agreement in additional total research funding through August 22, 2008, the expiration date of the UIUC Sponsored Research Agreement. These amounts do not include any financial undertakings required for us to secure a license with respect to the underlying technologies. At the present time, we cannot estimate what the terms and conditions will be for either the extension of the UIUC Sponsored Research Agreement, or, if we elect to obtain a license, the terms and conditions of any such license. We anticipate requiring substantial funds in addition to the net proceeds of the Private Placement to conduct additional basic research and development activities, and other activities relating to the successful commercialization of the UIUC Silicon Nanoparticle Technology. We do not have committed external sources of funding for our projects and we may not be able to obtain the additional funds we will require on acceptable terms, if at all.

In addition, our cash requirements may vary materially from those now planned. We cannot currently estimate with any accuracy the amount of additional capital we may require because the amount needed may vary significantly depending on results of current basic research and development and product testing, cost of acquiring an exclusive (versus non-exclusive) license of the technologies, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process, if any, that must be addressed, manufacturing, marketing and, finally, other costs associated with commercialization of products following receipt of regulatory approvals and other factors.

If adequate funds are not available or prohibitively expensive when required, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects.  We may be required to delay, reduce the scope of or terminate one or more or all of our research programs; to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain UIUC Silicon Nanoparticle Technology, or other technologies or products based upon such technologies that we would otherwise seek to develop or commercialize ourselves; or to license the rights to such technologies or products on terms that are less favorable to us than might otherwise be available. If we raise additional funds by issuing equity or debt securities, further dilution to stockholders may result and new investors could have rights superior to existing stockholders.

Depending on our method of raising funds, now and in the future, your shares may be diluted.

If we raise additional funds by selling additional shares of our common stock, or securities convertible into or exercisable for shares of our common stock, the ownership interest of our stockholders may be diluted.

We have not generated revenues and because we currently do not have, and may never develop, any commercialized product, we do not anticipate generating revenues for the foreseeable future.

As noted above, we have not generated any revenues from our operations. We currently do not have any commercialized products or any source of revenue. We have invested substantially all of our time and resources over the last three years in the identification, acquisition of rights to, and the research and development of technologies. Even if we were to acquire a license for the UIUC Silicon Nanoparticle Technology, we will require additional research, development, significant marketing efforts, and in some cases regulatory approval before any of the technologies will generate any revenues.  This will necessitate additional investment of time and capital by us.

We cannot currently estimate with any accuracy the amount of either the additional funds or time required to successfully commercialize either technology, because the actual cost and time may vary significantly depending on results of current basic research and development and product testing, cost of acquiring an exclusive license, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process, manufacturing, marketing and other costs associated with commercialization of products following receipt of regulatory approvals and other factors.

The success of our research and development activities is uncertain. If the research efforts are not successful, we will be unable to generate revenues from our operations and we will have to cease doing business.

We are at an early stage of development.  We have the right to negotiate a license to only one technology. The UIUC Silicon Nanoparticle Technology requires significant further research, development, testing, as well as additional capital investment before we can determine whether we will elect to acquire a license to the technology; accordingly, we cannot now project whether the ultimate results of this project will prove successful or form the basis for a commercially viable technology or product.

During the term of our UIUC Sponsored Research Agreement, we will determine whether to acquire an exclusive license from UIUC to the technology underlying the agreement. The final terms and conditions of any such license cannot now be determined.

If the results of the continuing research project do not warrant the exercise of our option to negotiate for an exclusive license to market the UIUC Silicon Nanoparticle Technology, we may need to abandon our business model, in which case our shares may have no value and you may lose your investment.

We anticipate we will remain engaged in research and development for a considerable period of time, at least through the initial funding period under the UIUC Sponsored Research Agreement; if results warrant we may continue the research and development efforts towards the goal of commercializing the UIUC Silicon Nanoparticle Technology.

Research and development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Actual costs may exceed the amounts we have budgeted and actual time may exceed our expectations. As we have indicated, we cannot currently estimate with any accuracy the amount of these additional funds we will ultimately require to commercialize one or both of our sponsored technologies. We may be unable to generate adequate revenue from operations or be able to financially support the level of research required to develop a commercially viable technology or product.

We lack sales and marketing experience and will likely rely on third party marketers.

We expect to market and sell or otherwise commercialize the UIUC Silicon Nanoparticle Technology (or any products derived from the technology) through distribution, co-marketing, co-promotion or licensing arrangements with third parties.. Our management has limited experience in sales, marketing or distribution of photovoltaic products. To the extent that we enter into distribution, co-marketing, co-promotion or licensing arrangements for the marketing or sale of the UIUC Silicon Nanoparticle Technology (or any products derived from the technology) any revenues received by us will be dependent on the efforts of third parties. If any such parties were to breach or terminate its agreement with us or otherwise fail to conduct marketing activities successfully and in a timely manner, the commercialization of the UIUC Silicon Nanoparticle Technology (or any products derived from the technology) would be delayed or terminated and would adversely affect our ability to generate revenues and our profitability.

RISKS RELATED TO OUR TECHNOLOGIES AND THE INDUSTRIES IN WHICH WE OPERATE

The development of the UIUC Silicon Nanoparticle Technology is subject to the risks of failure inherent in the development of any novel technology.

Ultimately, the development and commercialization of the UIUC Silicon Nanoparticle Technology are subject to a number of risks that are particular to the development and commercialization of any novel technology.  These risks include the following:

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our failure to acquire or maintain license rights to the UIUC Silicon Nanoparticle Technology, or products developed from the UIUC Silicon Nanoparticle Technology;

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the UIUC Silicon Nanoparticle Technology  (or any products derived from the technology) may prove to be ineffective, unsafe or otherwise fail to receive necessary regulatory approvals;

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the UIUC Silicon Nanoparticle Technology (or any products derived from the technology), even if safe and effective, may be difficult to manufacture on a large scale or uneconomical to market;

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our marketing license or proprietary rights to products derived from the UIUC Silicon Nanoparticle Technology may not be sufficient to protect our products from competitors;

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the proprietary rights of third parties may preclude us or our collaborators from making, using or marketing the products utilizing the UIUC Silicon Nanoparticle Technology; or,

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third parties may market superior, more effective, or less expensive technologies or products having comparable results to the UIUC Silicon Nanoparticle Technology (or any products derived from the technology).

If we ultimately do not obtain the necessary regulatory approvals for the commercialization of the UIUC Silicon Nanoparticle Technology, we will not achieve profitable operations and your investment may be lost.

Our ability to achieve profitability is dependent on ultimately commercializing the UIUC Silicon Nanoparticle Technology and entering into agreements for commercialization of such products.   At this time we have not submitted any products for regulatory approval nor do we have any agreements with any third parties regarding the commercialization of any products.  The failure to obtain any such necessary regulatory approvals or to enter into any such necessary agreements could delay or prevent us from achieving profitability.  This would result in the loss of your investment.  Moreover, even if the UIUC Silicon Nanoparticle Technology, or any products based on such technology is commercialized, we may still not achieve profitable operations, in which event we may need to curtail or cease our operations and as a result the value of your investment may be diminished or entirely eradicated.

We may not receive an exclusive license for the UIUC Silicon Nanoparticle Technology, or obtain such licenses on terms and conditions acceptable to us.

Our success is dependent in part on our obtaining, if warranted, an exclusive license from UIUC to market the UIUC Silicon Nanoparticle Technology.  The receipt of any such license is contingent on successful early stage research, which we are funding.

The receipt of exclusive license to market the UIUC Silicon Nanoparticle Technology is also contingent on fulfilling the terms and conditions set forth in the UIUC Sponsored Research Agreement.  We will need to reach agreement with respect to, among other things, licensing fees, reimbursement of patents costs, royalty rates, sub-licensing fees, and agreement to UIUC’s out-of-pocket expenses.  We may not be successful in negotiating an exclusive license with UIUC.  Failure to obtain an exclusive license, if warranted, will materially adversely affect our operations.

If we are successful in negotiating an exclusive license agreement, we may not be able to make required cash payments, if any, when due or achieve other requirements. If we do not, we will risk the loss of our license and our right to develop and market products, if any, derived from the UIUC Silicon Nanoparticle Technology, the loss of which will have a material adverse effect on the business and may require us to substantially curtail our operations.

We may need additional licenses in the future in order to maintain our rights to market products developed from the UIUC Silicon Nanoparticle Technology.

We may not retain all rights to developments, inventions, patents and other proprietary information resulting from any collaborative arrangements, whether in effect as of the date hereof or which may be entered into at some future time with third parties. As a result, we may be required to license such developments, inventions, patents or other proprietary information from such third parties, possibly at significant cost to us. Our failure to obtain any such licenses could have a material adverse effect on the business, financial condition and results of our operations. In particular, the failure to obtain a license could prevent us from using or commercializing our technology.

Because we have not yet obtained an exclusive license, our rights under the UIUC Sponsored Research Agreement may not provide meaningful commercial protection for our interests in the UIUC Silicon Nanoparticle Technology.

Our ability to compete effectively depends in part, on our ability to maintain the proprietary nature of our technologies, which includes the ability to license patented technology or obtain, protect and enforce new patents on our technology and to protect our trade secrets. Since we have not yet obtained a license to the UIUC Silicon Nanoparticle Technology, it is not clear what rights, if any, we may have under the UIUC Patents.

If we cannot directly pursue others from infringing on the UIUC Patents, we will need to rely on UIUC, as the case may be, to do so.  UIUC, as the case may be, may not devote the resources that may be required in any such effort to preclude others from infringing on their respective patents or other proprietary rights which may be related to the UIUC Silicon Nanoparticle Technology. Even if we do obtain a license to the UIUC Silicon Nanoparticle Technology, we cannot rely on the UIUC Patents to provide us with any significant competitive advantage. Others may challenge the UIUC Patents and, as a result, the UIUC Patents could be narrowed, invalidated or rendered unenforceable. Competitors may develop competitive products that may be outside the scope of protection, if any, afforded by the UIUC Patents.

In addition, any future patent applications may not result in the issuance of patents in the United States or foreign countries. Further, it may take years to obtain the approval (or rejection) of patent applications. The validity or enforceability of a patent after its issuance by the Patent and Trademark Office can be challenged in litigation.  The patents protecting our products may be infringed or successfully avoided through design innovation.  The cost of patent litigation may be substantial. If the outcome of the litigation is adverse to the owner of the patent, third parties may then be able to use the invention covered by the patent without payment or permission of the patent owner.

If we lose the services of the scientific personnel not employed by us, the development of our technologies will be substantially delayed or precluded, resulting in a total loss of our investment in technology.

We are dependent upon certain collaborating scientific personnel who are not employed by us, with respect to the continuing research and development of the UIUC Silicon Nanoparticle Technology. These persons are employed by UIUC. The loss of such services could have a materially adverse effect on us. We have no control over whether our principal investigators or other scientific personnel will choose to remain involved with our projects. These individuals are not bound by contract to us nor employed by us. They might move on to other research.  Because there is no assurance that qualified replacements can be found, the loss of their services may substantially delay if not preclude the continued development of our technologies, in which event we may need to curtail or cease our operations and as a result the value of your investment may be diminished or entirely eradicated.

Compliance with environmental regulations, or dealing with harmful biological materials or hazardous materials involved in our research and development, may require us to divert our limited capital resources.

Our research and development programs do not generally involve the handling of harmful biological materials or hazardous materials, but they may occasionally do so. Accordingly, we may become subject to federal, state and local laws and regulations governing the use, handling, storage and disposal of hazardous and biological materials. If violations of environmental, health and safety laws occur, we could be held liable for damages, penalties and costs of remedial actions. These expenses or this liability could have a significant negative impact on our business, financial condition and results of operations. We may violate environmental, health and safety laws in the future as a result of human error, equipment failure or other causes. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. We may be subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes to or restrictions on permitting requirements or processes, hazardous or biological material storage or handling might require an unplanned capital investment or relocation. Failure to comply with new or existing laws or regulations could harm our business, financial condition and results of operations. We do not have any insurance coverage with respect to damages or liabilities we may incur as a result of these activities.

We operate in highly competitive markets; in attempting to acquire or commercialize technologies, we face competition from other companies, products and technologies.

Our commercial success will depend on our ability and the ability of our sublicensees, if any, to compete effectively in product development areas such as, but not limited to, safety, efficacy, ease of use, patient or customer compliance, price, marketing and distribution. Our competitors may succeed in developing products that are more effective than any products derived from our research and development efforts or that would render such products obsolete and non-competitive. The technology industry is characterized by intense competition, rapid product development and technological change. Most of the competition that we encounter is expected to come from companies, research institutions and universities who are researching and developing technologies and products similar to or competitive with any we may develop.

These companies enjoy numerous competitive advantages, including:

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significantly greater name recognition;

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established relations with,customers and third-party payors;

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established distribution networks;

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more advanced technologies and product development;

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additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;

•

greater experience in conducting research and development, manufacturing, obtaining regulatory approval for products, and marketing approved products; and

•

greater financial and human resources for product development, sales and marketing, and patent litigation.

As a result, we may not be able to compete effectively against these companies or their products.

RISKS PARTICULAR TO THE UIUC SILICON NANOPARTICLE TECHNOLOGY

We are subject to current and proposed government and safety regulations with respect to the development of the UIUC Silicon Nanoparticle Technology, compliance with which may require capital expenditures beyond our current financial means.

The production and marketing of products which may be developed from the UIUC Silicon Nanoparticle Technology involves the development of photovoltaic technologies subject to existing regulations, and new nanomaterials technologies which may be subject to yet undetermined regulations.  Our ongoing research and development activities may be subject to extensive regulation and review by numerous governmental and safety regulatory authorities. The UIUC Silicon Nanoparticle Technology and any products derived from the technology must undergo rigorous safety testing and may be subject to extensive regulatory approvals processes before they can be marketed if they were to receive approval (which they may not in fact receive). This process makes it longer, harder and more costly to bring products which may be developed from our technologies to market.

The safety approvals process can be expensive, lengthy and uncertain.  Ongoing discussion and review of safety implications of the use of nanomaterials, including the use of nanoparticles, may result in the introduction of rigorous regulatory oversight.  The UIUC Silicon Nanoparticle Technology and any products derived from the technology may be subject to regulation of nanomaterials, including silicon nanoparticles, and their application in the production-distribution of electrical current and photovoltaic products.

Current safety requirements for photovoltaic and electrical products in commercial and residential applications include, but may not be limited to, Occupational Safety and Health Administration (OSHA) regulations, National Electrical Code (NEC) as approved as an American National Standard by the American National Standards Institute (ANSI) or ANSI/NFPA-70, certification by Underwriters Laboratories (UL) and the Society of Automotive Engineers (SAE), and compliance with local building codes.

Use of nanomaterials, including silicon nanoparticles, is currently unregulated; however, the use and regulation of nanomaterials is currently under review by numerous safety and regulatory agencies.  Among review is the evaluation of the potential environmental impact and human health implications of exposure to nanomaterials. Non-compliance with applicable regulatory requirements, could result in warning letters, non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution, any or all of which will adversely affect our operations.

Delays in or rejection of prospective government or regulatory agency approval of the UIUC Silicon Nanoparticle Technology (or products derived from the technology) may also adversely affect our business. Such delays or rejection may be encountered due to, among other reasons, government or regulatory delays, unforeseen safety issues, varying interpretations of data generated during safety testing, or changes in regulatory policy during the period of product development in the United States.

The research to be conducted regarding the UIUC Silicon Nanoparticle Technology is based on the use of unregulated silicon nanoparticles, classified as “nanomaterials”, currently under review by federal agencies, regulatory bodies, and others for environmental impact and human health and safety for potential regulation; the use of nanomaterials in photovoltaic products may be limited or prohibited under future federal, state, and local laws.

The production and marketing of products which may be developed from the UIUC Silicon Nanoparticle Technology involves the use of silicon nanoparticles, more broadly categorized as “nanomaterials”.  The use of nanomaterials for photovoltaics products remains unregulated, however, the use and regulation of nanomaterials is under review by numerous safety and regulatory agencies, evaluating potential environmental impact and human health implications of exposure to nanomaterials.

The UIUC Silicon Nanoparticle Technology and any products derived from the technology may be subject to safety regulations which may emerge from many ongoing reviews by several agencies, including but not limited to: the Environmental Protection Agency (EPA), investigating nanomaterials for inclusion in the Toxic Substances Control Act; Department of Health and Human Services’ (DHHS), National Toxicology Program to determine toxicity of nanomaterials; National Institute for Occupational Safety and Health (NIOSH), to ensure worker safety; Food and Drug Administration (FDA) for potentially adverse health effects; National Toxicology Program (NTP), investigating potential toxicity of nanoscale materials by way of inhalation and uptake by the skin; National Cancer Institute in collaboration with the FDA and National Institute of Standards and Technology (NIST) to better characterize nanomaterials, and examine the physical attributes of nanoparticles for absorption, distribution, metabolism, excretion, and toxicity; and numerous additional agencies evaluating the effects of nanoscale materials on biological systems, the transport and transformation of nanoparticles in the environment, and other effects.

Future legislation or regulatory restrictions related to the use of nanoparticles may be implemented, and may become more onerous over time.  We may not be able to comply with any future regulations, including local, state and federal laws.  As a result, we may be unable to develop the UIUC Silicon Nanoparticle Technology or produce our products based on the UIUC Silicon Nanoparticle Technology in a profitable manner.

In the future, more stringent oversight in product clearance and enforcement activities in the United States could result in our experiencing longer approval cycles, more uncertainty, greater risk, and higher expenses. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled and promoted. It is possible, for example, that we may not receive approvals to market the UIUC Silicon Nanoparticle Technology (or products derived from the technology) for broader or different applications or to market updated products that represent extensions of the UIUC Silicon Nanoparticle Technology. In addition, assuming we obtain a license to the UIUC Silicon Nanoparticle Technology, we may not receive regulatory approvals to export products, based on the UIUC Silicon Nanoparticle Technology, in the future, and countries to which the products are to be exported may not approve them for import.

In the event that future legislation is enacted in order to regulate the use of nanomaterials, any manufacturing facilities which we would utilize for the production of products based on the UIUC Silicon Nanoparticle Technology may also be subject to review and inspection.  In such a case, a governmental authority may challenge our compliance with applicable federal, state, local and foreign regulations. In addition, any discovery of previously unknown problems with the UIUC Silicon Nanoparticle Technology, products derived from the technology, or manufacturing facilities used to manufacture the UIUC Silicon Nanoparticle Technology (or any products derived from the technology)

may result in restrictions on the products or the facility, including withdrawal of the product from the market or other enforcement actions.

To the extent we are able to develop products based upon or derived from the UIUC Silicon Nanoparticle Technology, if such products do not gain market acceptance, we may not achieve sales and market share.

The development of a successful market for our products may be adversely affected by a number of factors, some of which are beyond our control, including:

•   our failure to produce products that compete favorably against other solar-photovoltaic power products on the basis of cost, quality and performance;

•   our failure to produce products that compete favorably against conventional energy sources and alternative distributed-generation technologies, such as wind, biomass and solar thermal, on the basis of cost, quality and performance;

•   whether customers will accept our new designs under development; and

•   our failure to develop and maintain successful relationships with manufacturers, distributors, and other resellers, as well as strategic partners.

If our products fail to gain market acceptance, we will be unable to achieve sales and market share.

If solar-photovoltaic technology is not suitable for widespread adoption or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, we may not be able to profitably exploit the UIUC Silicon Nanoparticle Technology.

The market for solar-photovoltaic products is emerging and rapidly evolving, and its future success is uncertain. If such solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to achieve sales and market share. In addition, demand for solar power products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of solar power technology and demand for solar power products, including:

•   cost-effectiveness of solar technologies as compared with conventional and competitive alternative energy technologies;

•   performance and reliability of solar products as compared with conventional and non-solar alternative energy products;

•   success of alternative distributed generation technologies such as hydrogen fuel cells, wind turbines, bio-diesel generators and solar thermal technologies;

•   public concern regarding energy security, the potential risks associated with global warming, the environmental and social impacts of fossil fuel extraction and use;

•   fluctuations in economic and market conditions that impact the viability of conventional and competitive alternative energy sources;

•   increases or decreases in the prices of oil, coal and natural gas;

•   capital expenditures by customers, which tend to decrease when the domestic or foreign economies slow;

•   continued deregulation of the electric power industry and broader energy industry; and

•   availability of government subsidies and incentives.

Technological changes in the solar power industry could render our products uncompetitive or obsolete, which could prevent us from achieving market share and sales.

Our failure to refine our technology and to develop and introduce new products could cause our products to become uncompetitive or obsolete, which could prevent us from achieving market share and sales. The solar power industry is rapidly evolving and highly competitive. We will need to invest significant financial resources in research and development to keep pace with technological advances in the solar power industry and to compete in the future and we may be unable to secure such financing. We believe that a variety of competing solar power technologies may be under development by other companies that could result in lower manufacturing costs or higher product performance than those expected for our products. Our development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for the commercialization of solar power products.

We face intense competition from other companies producing solar power and other energy generation products. If we fail to compete effectively, we may be unable to increase our market share and sales.

The solar power market is intensely competitive and rapidly evolving. Our competitors are better capitalized, have established market positions more prominent than ours, and if we fail to attract and retain customers and establish a successful distribution network for our solar products, we may be unable to achieve adequate sales and market share. There are a number of major multi-national corporations that produce solar power products, which may be competitive with those which we are seeking to develop, including BP Solar, Kyocera, Sharp, GE, Mitsubishi, Solar World AG and Sanyo. We also expect that future competition will include new entrants to the solar power market offering new technological solutions. Further, many of our competitors are developing and are currently producing products based on new solar power technologies that may have costs similar to, or lower than, our projected costs.

Most of our competitors are substantially larger than we are, have longer operating histories, and have substantially greater financial, technical, manufacturing and other resources than we do. Our competitors’ greater sizes in some cases provides them with competitive advantages with respect to manufacturing costs due to their ability to allocate fixed costs across a greater volume of production and purchase raw materials at lower prices. Many also have far greater name recognition, an established distribution network and an installed base of customers. In addition, many of our competitors have well-established relationships with current and potential resellers, which have extensive knowledge of our target markets. As a result, our competitors will be able to devote greater resources to research, development, promotion and sale of their products and may be able to respond more quickly to evolving industry standards and changing customer requirements than we can.

Our success will be dependent upon our ability to develop products that are superior to existing products and products introduced in the future, and which are cost effective. In addition, we may be required to continually enhance any products that are developed as well as introduce new products that keep pace with technological change and address the increasingly sophisticated needs of the marketplace. There can be no assurance that we will be able to keep pace with the technological demands of the marketplace or successfully develop products that will succeed in the marketplace.

RISKS PARTICULAR TO THE MARKET FOR OUR COMMON STOCK

The value and transferability of your shares may be adversely impacted by the limited trading market for our stock on the OTCBB, which is a quotation system, not an issuer listing service, market or exchange. Because buying and selling stock on the OTCBB is not as efficient as buying and selling stock through an exchange, it may be difficult for you to sell your shares or you may not be able to sell your shares for an optimum trading price.

          The OTCBB is a regulated quotation service that displays real-time quotes, last sale prices and volume limitations in over-the-counter securities. Because trades and quotations on the OTCBB involve a manual process, the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmations may be delayed significantly. Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.

          When fewer shares of a security are being traded on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed, and current prices may differ significantly from the price one was quoted by the OTCBB at the time of the order entry.

          Orders for OTCBB securities may not be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTCBB. Due to the manual order processing involved in handling OTC Bulletin Board trades, order processing and reporting may be delayed, and an individual may not be able to cancel or edit his order. Consequently, one may not able to sell shares of common stock at the optimum trading prices.

          The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTCBB if the common stock or other security must be sold immediately. Further, purchasers of securities OTCBB may not have a bid price for securities bought and sold through the OTCBB. Due to the foregoing, demand for securities that are traded through the OTCBB may be decreased or eliminated.

The trading price of our common stock historically has been volatile and may not reflect its value.

The trading price of our common stock has, from time to time, fluctuated widely and in the future may be subject to similar fluctuations. During the last twelve months our stock has traded at a low of $0.56 (April 9, 2007) and a high of $5.39 (August 17, 2007).  The trading price may be affected by a number of factors including the risk factors set forth herein, as well as our operating results, financial condition, general economic conditions, market demand for our common stock, and various other events or factors both in and out of our control. In addition, the sale of our common stock into the public market upon the effectiveness of this registration statement could put downward pressure on the trading price of our common stock. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock.

Mr. Harmel Rayat, our director, Chief Financial Officer and principal shareholder, owns approximately 64% of our issued and outstanding stock. This ownership interest may preclude you from influencing significant corporate decisions.

 Upon completion of the offering (assuming that none of the Warrants are exercised), Mr. Harmel S. Rayat, our Chief Financial Officer and director, will own beneficially, in the aggregate, 36,749,600 shares of our common stock or approximately 64% of our outstanding common stock. As a result, he will be able to exercise a controlling influence over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, and will have significant control over our management and policies. Mr. Rayat’s interests may at times be different from yours. For example, he may support proposals and actions with which you may disagree or which are not in your interests. The concentration of ownership could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock. In addition, Mr. Rayat could use his voting influence to maintain our existing management and directors in office, delay or prevent changes of control of our company, or support or reject other management and board proposals that are subject to shareholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

We may compete for the time and efforts of our officers and directors.

Certain of our officers and directors are also officers, directors, and employees of other companies, and we may have to compete with the other companies for their time, attention and efforts; except for Mr. Nicholas Cucinelli who devotes his full time and attention to our affairs, none of our officers and directors anticipate devoting more than approximately five (5%) percent of their time to our matters.   Other than with Mr. Cucinelli, we currently have no employment agreements with any of our officers and directors imposing any specific condition on our officers and directors regarding their continued employment by us.

Our proposed businesses raise potential conflicts of interests between certain of our officers and directors and us.

Certain of our directors are or may become directors and employees of other technology companies and, to the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms regarding the extent of such participation by us and such other companies. In addition, directors may present potential prospects to such other companies rather than presenting the opportunities to us or be affiliated with companies developing technologies which may compete with our technologies. We have not established any mechanisms regarding the resolution of any such conflict if it were to arise; accordingly, there is no assurance that any such conflict will be resolved in a manner that would not be adverse to our interest.

We have a large number of restricted shares outstanding, a portion of which may be sold under rule 144 which may reduce the market price of our shares.

Of the 57,539,600 shares of our common stock issued and outstanding, assuming no warrants are exercised, 40,424,600 shares are deemed "restricted securities," within the meaning of Rule 144; ninety-one (91%) percent (36,749,600 shares) of these restricted shares are owned by Mr. Harmel S. Rayat, our chief financial officer, a director and a controlling shareholder. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act.

In general, under Rule 144, subject to the satisfaction of certain other conditions, a person deemed to be one of our affiliates, who has beneficially owned restricted shares of our common stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if our common stock is quoted on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale, if greater. This provision currently applies to the shares owned by Mr. Rayat.

Rule 144 also permits a person who presently is not and who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least six months to sell such shares without regard to any of the volume limitations described above. This provision may apply as early as August 12, 2008 to the 3,675,000 shares issued in the Private Placement.

The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

There are options and warrants to purchase shares of our common stock currently outstanding.

          We have granted options and warrants to purchase an aggregate of 1,610,000 shares of our common stock to various persons and entities. The exercise prices on these options and warrants are as follows: 1,350,000 stock options at $1.66, 20,000 Class C Warrants at $0.50, 120,000 Class D Warrants at $0.55, 120,000 Class E Warrants at $0.60 and 4,189,500 Warrants at $1.25. If issued, the shares underlying these options and warrants would increase the number of shares of our common stock currently outstanding and will dilute the holdings and voting rights of our then-existing shareholders.

We have the ability to issue additional shares of our common stock without asking for shareholder approval, which could cause your investment to be diluted.

          Our articles of incorporation authorize the Board of Directors to issue up to 100,000,000 shares of common stock and up to 1,000,000 shares of preferred stock. The power of the Board of Directors to issue shares of common stock or warrants or options to purchase shares of common stock is generally not subject to shareholder approval. Accordingly, any time the Board of Directors determines that it is in the best interests of the corporation to issue shares of its common stock, your investment will be diluted.

We may issue preferred stock which may have greater rights than our common stock.

We are permitted in our charter to issue up to 1,000,000 shares of preferred stock. Currently no preferred shares are issued and outstanding; however, we can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from our common stockholders. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing them to be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price, if any, of our common stock.

Our compliance with changing laws and rules regarding corporate governance and public disclosure may result in additional expenses to us which, in turn, may adversely affect our ability to continue our operations.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event we are ever approved for listing on either NASDAQ or a registered exchange, NASDAQ and stock exchange rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. This could have an adverse impact on our ongoing operations.

The value and transferability of your shares may be adversely impacted by the limited trading market for our stock on the “OTCBB.”

There is only a limited trading market for our shares on the OTCBB. The OTCBB is not an exchange. Trading of securities on the OTCBB is often more sporadic than the trading of securities listed on an exchange or NASDAQ. You may have difficulty reselling any of the shares that you purchase from the selling stockholders. We are not certain that a more active trading market in our common stock will develop, or if such a market develops, that it will be sustained. Sales of a significant number of shares of our common stock in the public market could result in a decline in the market price of our common stock, particularly in light of the illiquidity and low trading volume in our common stock.

Our common stock is a "penny stock," and because "penny stock” rules will apply, you may find it difficult to sell the shares of our common stock you acquired in this offering.

Our common stock is a “penny stock” as that term is defined under Rule 3a51-1 of the Securities Exchange Act of 1934. Generally, a "penny stock" is a common stock that is not listed on a securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers and the market may be very limited. Penny stocks in start-up companies are among the riskiest equity investments. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the U.S. Securities & Exchange Commission. The document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser's written agreement to the purchase. Many brokers choose not to participate in penny stock transactions. Because of the penny stock rules, there is less trading activity in penny stocks and you are likely to have difficulty selling your shares.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain future earnings, if any, to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase the shares offered by us pursuant to this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished.

Such forward-looking statements include statements regarding, among other things, (a) the potential markets for our technologies, our potential profitability, and cash flows (b) our growth strategies, (c) expectations from our ongoing sponsored research and development activities (d) anticipated trends in the technology industry, (e) our future financing plans and (f) our anticipated needs for working capital. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Plan of Operation” and “Description of Our Business and Properties,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.  We will have little likelihood of long-term success unless we are able to continue to raise capital from the sale of our securities until, if ever, we generate positive cash flow from operations.

RECENT FINANCING

On February 12, 2008, we consummated the sale of an aggregate of 3,675,000 shares of our common stock and Warrants to purchase up to an additional 3,675,000 shares of our common stock at a per share purchase price of $1.00 for an aggregate purchase price of $3,675,000 pursuant to the terms of a Securities Purchase Agreement dated February 8, 2008 with certain institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act.

The securities that were issued to the Investors in the Private Placement were not registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.  In connection with the Securities Purchase Agreement we entered into a Registration Rights Agreement dated February 8, 2008 with the Investors. Pursuant to the terms of the Registration Rights Agreement, we have agreed to register the resale of the shares sold in the private placement, including shares issuable upon exercise of the Warrants, on a registration statement to be filed by us with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. We  have agreed to use our commercially reasonable efforts to file the registration statement with the SEC within 45 days after February 8, 2008, to cause such registration statement to be declared effective by the SEC within the earlier of 120 days after February 8, 2008 (or, in the event, of a review by the SEC, 150 days after February 8, 2008) or the 5th  business day following the date on which we are notified by the SEC that the SEC will not review the registration statement or that the SEC has no further comments on the registration statement and to cause such registration statement to remain effective for the required registration period. The 3,675,000 shares issued in the Private Placement and the 4,189,500 shares of common stock which may be issued to certain of the Selling Stockholders upon the exercise of outstanding Warrants constitute the aggregate 7,864,500 shares registered pursuant to the registration statement of which this prospectus is part.

The Warrants are exercisable for a period of three years at an initial exercise price of $1.25 per share beginning on February 12, 2008. The number of shares issuable upon exercise of the Warrants and the exercise price of the Warrants are adjustable in the event of stock splits, combinations and reclassifications, but not in the event of the issuance by us of additional securities, unless such issuance is at a price per share which is less than the then applicable exercise price of the warrants, in which event then the exercise price shall be reduced and only reduced to equal lower issuance price and the number of shares issuable upon exercise thereof shall be increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment.  The exercise price is also subject to adjustment, of up to a maximum $0.22 per share, in the event we do not satisfy its obligations under the terms of Registration Rights Agreement.

The Warrants are callable, at a price of $0.001 per Warrant, subject to certain conditions, after the earlier to occur of (i) the expiration of the then applicable hold periods for a cashless exercise under Rule 144 as promulgated pursuant to the Securities Act of 1933, as amended or (ii) the date the registration statement filed pursuant to the Registration Rights Agreement is declared effective by the SEC, if , the VWAP (the volume weighted average price) for our common stock for each of 5 consecutive Trading Days exceeds $1.75.

Pursuant to the Securities Purchase Agreement and the Registration Rights Agreement, Octillion and the investor parties have made other covenants and representations and warranties regarding matters that are customarily included in financings of this nature.  In the event that during the twelve month period following the Closing Date, Octillion issues shares at a price per share which is less than $1.00 (“Base Share Price”), then Octillion is required to issue to the investors the number of shares equal to (1) the quotient of the aggregate purchase price payable under the Securities Purchase Agreement divided by Base Share Price less (2) the quotient of the aggregate purchase price divided by the per share purchase price under the Securities Purchase Agreement.

Westminster Securities Corp. acted as the placement agent for the private placement and was paid a fee of $257,250, or 7% of the aggregate proceeds. In addition, Westminster Securities was reimbursed $6,045 of expenses incurred on behalf of the Company. Westminster Securities Corp. also received a Warrant to purchase up to 514,500 shares of the Company’s common stock.

USE OF PROCEEDS

This prospectus relates to the resale of certain shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. This prospectus also relates to shares of our common stock to be issued to persons who exercise Warrants. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive proceeds from the exercise of any warrants and we will use any such proceeds for working capital purposes.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices. Please refer to “Plan of Distribution.”

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK

AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTCBB under the symbol “OCTL.”

As of March 3, 2008, there were 57,539,600 shares of our common stock outstanding and held by 44 stockholders of record.  As of March 3, 2008, we had 4,449,500 shares of common stock reserved for issuance upon exercise of outstanding Warrants and 1,350,000 reserved for issuance upon exercise of outstanding options. We have no shares of preferred stock issued and outstanding.

The following table sets forth the range of high and low closing bid quotations for our common stock since our common stock was listed on the OTCBB from $0.10 to $5.06 through March 3, 2008. The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.

FISCAL YEAR 2008	HIGH	LOW
Third Quarter (March 1 through March 3)	$1.65	$1.49
Second Quarter (December 1 through February 29)	$2.75	$1.19
First Quarter (September 1 through November 30)	$4.97	$1.79

FISCAL YEAR 2007	HIGH	LOW
Fourth Quarter (June 1 through August 3)	$5.06	$1.05
Third Quarter (March 1 through May 31)	$1.37	$0.60
Second Quarter (December 1 through February 28)	$3.55	$0.83
First Quarter (September 1 through November 30)	$3.09	$0.55

FISCAL YEAR 2006	HIGH	LOW
Fourth Quarter (June 1 through August 31)	$0.58	$0.43
Third Quarter (March 1 through May 31)	$0.46	$0.40
Second Quarter (December 1 through February 28)	$0.47	$0.28
First Quarter (September 1 through November 30)	$0.48	$0.25

At March 3, 2008, the closing price of our common stock was $1.49.

Dividends

We have not paid any dividends on our common stock and our board of directors presently intends to continue a policy of retaining earnings, if any, for use in our operations. The declaration and payment of dividends in the future, of which there can be no assurance, will be determined by the board of directors in light of conditions then existing, including earnings, financial condition, capital requirements and other factors. The Nevada Revised Statutes prohibit us from declaring dividends where, if after giving effect to the distribution of the dividend:

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We would not be able to pay our debts as they become due in the usual course of business; or

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Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Except as set forth above, there are no restrictions that currently materially limit our ability to pay dividends or which we reasonably believe are likely to limit materially the future payment of dividends on common stock.

Transfer Agent

The transfer agent of our common stock is Holladay Stock Transfer, Inc., 2939 North 67th Place, Scottsdale, Arizona  85251.

Penny Stock

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Our stock is currently a “penny stock.” Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form as the Commission shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules.

Rule 144

Of the 57,539,600 shares of our common stock issued and outstanding, assuming no warrants are exercised, 40,424,600 shares are deemed "restricted securities," within the meaning of Rule 144; ninety-one (91%) percent (36,749,600 shares ) of these restricted shares are owned by Mr. Harmel S. Rayat, our chief financial officer, a director and a controlling shareholder. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act.

In general, under Rule 144, subject to the satisfaction of certain other conditions, a person deemed to be one of our affiliates, who has beneficially owned restricted shares of our common stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if our common stock is quoted on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale, if greater. This provision currently applies to the shares owned by Mr. Rayat.

Rule 144 also permits a person who presently is not and who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least six months to sell such shares without restriction other than the requirement that there be current public information as set forth in Rule 144. This provision may apply as early as August 12, 2008 to the 3,675,000 shares issued in the Private Placement. If a non-affiliate has held the shares for more than one year, such person may effect unlimited resales pursuant to Rule 144 without any restriction.

The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities. Please refer to “Risk Factors.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a development stage technology company focused on the identification, acquisition, development and eventual commercialization of emerging, leading edge alternative energy technologies.  We are conducting our operations through our wholly owned subsidiaries, Sungen and Octillion Technologies.

Our business model is premised upon the use of established research infrastructure owned by the various institutions with whom we have research and development agreements, saving significant capital which would otherwise be required for such things as land and building acquisition, equipment and furniture purchases, and other incidental start up costs.

Until recently, in addition to our current focus on developing alternative energy technologies, our company pursued the development of diverse technologies, including biotechnology.  We pursued the development of biotechnologies through our wholly-owned subsidiary, MicroChannel.

On April 9, 2007, our Board of Directors determined that the best way to create shareholder value (separate and apart from our operating performance)  and, at the same time permit us to focus our resources more fully on, and thereby facilitate the development of, our solar and alternative energy technologies was by spinning off and distributing our shares of MicroChannel in the form of a special dividend to our shareholders.   In determining the terms of the distribution, our Board of Directors also considered our ability, as well as the ability of MicroChannel, to obtain the necessary financing to fund our respective operations as “stand alone” companies.

We completed the distribution on December 21, 2007 on the basis of one share of MicroChannel common stock for every one share of our common stock owned by our shareholders as of August 22, 2007, the record date.

We no longer have any interest in MicroChannel; however, Mr. Harmel S. Rayat, our Chief Financial Officer, director and controlling stockholder, owns approximately 68% of the issued and outstanding stock of MicroChannel.  MicroChannel is a development stage company focused on the research, development and eventual commercial exploitation of a nerve regeneration technology.

Our current research and development activity is focused on development of the UIUC Silicon Nanoparticle Technology.

We have not generated any revenues and as of November 30, 2007 had incurred a loss of $3,867,413 since inception.  Cash on hand at November 30, 2007, August 31, 2007 and 2006, totaled $905,422, $1,437,876, and $247,492 respectively.

We had a working capital surplus of $819,805, $1,414,170 and $206,122 at November 30, 2007, August 31, 2007 and August 31, 2006, respectively, and a stockholders’ capital equity of $822,215 at November 30, 2007, $1,414,622 at August 31, 2007, and $207,202 at August 31, 2006. We do not anticipate any revenues from operations for the foreseeable future.  We recently completed the Private Placement pursuant to which we received aggregate proceeds of $3,675,000.

In light of our recently completed financing we believe that our available funds will be sufficient to fund our operations at least through August 31, 2009.  However, this is a forward-looking statement, and there may be changes that would consume available resources significantly before such time. Our long-term capital requirements and the adequacy of our available funds will depend upon many factors, including:

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the progress of our research, and development programs;

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changes in existing collaborative relationships;

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our ability to establish additional collaborative relationships;

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the magnitude of our research and development programs;

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competitive and technological advances;

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the time and costs involved in obtaining regulatory approvals;

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the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

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our dependence on others for development and commercialization of our product candidates, and

•

successful commercialization of our products consistent with our licensing strategy.

Additional funding, whether through additional sales of securities or collaborative or other arrangements with corporate partners or from other sources, may not be available when needed or on terms acceptable to us. The issuance of preferred or common stock or convertible securities, with terms and prices significantly more favorable than those of the currently outstanding common stock, could have the effect of diluting or adversely affecting the holdings or rights of our existing stockholders. In addition, collaborative arrangements may require us to transfer certain material rights to such corporate partners. We plan to continue to seek other sources of financing on favorable terms; however, there are no assurances that any such financing can be obtained on favorable terms, if at all.

We hope to keep operating costs to a minimum until we achieve positive cash flow through financings or operating activities. If we are unable to generate profits or unable to obtain sufficient additional funds for our working capital needs, we may need to delay, scale-back or eliminate certain of our research and development programs or cease operations. In view of these conditions, our ability to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations.

Results of operations

Three Months Ended November 30, 2007 and 2006

We did not generate revenue for the three months ended November 30, 2007.

During the three months ended November 30, 2007, we incurred $1,412,575 in general and administrative expenses, an increase of 257% over 2006 expenses of $396,042.  The increase is primarily attributable to an increase in stock based compensation expenses and operating expenses.

Interest income increased 451% to $12,904 for the three months ended November 30, 2007, from $2,340 in the same period in 2006. This was the result of higher average cash balances maintained during the three months ended November 30, 2007.

As of November 30, 2007, the Company's accumulated deficit was $3,867,413, and as a result, there has been no provision for income taxes to date.

 For the three months ended November 30, 2007, the Company recorded a net loss of $1,475,514, an increase of 230%, compared to a net loss of $447,419 for the same period in 2006. The increase is primarily attributable to an increase in stock based compensation expense and operating expenses.

Year ended August 31, 2007 compared to year ended August 31, 2006

We did not generate revenues for the years ended August 31, 2007 and August 31, 2006.

During the year ended August 31, 2007, we incurred $1,286,330 in general and administrative expenses, an increase of 1,437% over 2006 expenses of $83,681.  The increase is primarily attributable to an increase in investor relations costs, travel and entertainment, and operating expenses.

Interest income increased 316% to $29,469 for the year ended August 31, 2007, from $7,078 in the same period in 2006. This was the result of higher average cash balances maintained during the year ended August 31, 2007.

As of August 31, 2007, the Company's accumulated deficit was $2,391,899, and as a result, there has been no provision for income taxes to date.

 For the year ended August 31, 2007, the Company recorded a net loss of $1,442,769, an increase of 813%, compared to a net loss of $157,982 for the same period in 2006. The increase is primarily attributable to an increase in investor relations costs, travel and entertainment, and operating expenses.

Year ended August 31, 2006 compared to year ended August 31, 2005

We did not generate revenues for the years ended August 31, 2006 and August 31, 2005.

During the year ended August 31, 2006, we incurred $83,681 in general and administrative expenses, an increase of 56% over 2005 expenses of $53,766.  The increase is primarily attributable to an increase in professional fees.

Interest income increased 1,034% to $7,078 for the year ended August 31, 2006, from $624 in the same period in 2005. This was the result of higher average cash balances maintained during the year ended August 31, 2006.

As of August 31, 2006, our accumulated deficit was $549,130, and as a result, there has been no provision for income taxes to date.

For the year ended August 31, 2006, we incurred a net loss of $157,982, compared to a net loss of $103,142 for the same period in 2005, an increase of 53%. The increase is primarily attributable to an increase in professional fees and research and development costs.

Liquidity and future capital requirements

As of November 30, 2007, we had a cash balance of $905,422. We financed its operations primarily through cash on hand and proceeds from warrant exercises during the year ended November 30, 2007.  We recently completed a private placement of shares of our common stock generating proceeds to us of $3,675,000.

Due to the “start up” nature of our business, we expect to incur losses as it expands.  To date, our cash flow requirements have been primarily met by debt and equity financings.  Management believes that we have sufficient cash flow to meet our capital requirements for at least the next twelve months. Management expects to keep operating costs to a minimum until cash is available through financing or operating activities. Management plans to continue to seek other sources of financing on favorable terms; however, there are no assurances that any such financing can be obtained on favorable terms, if at all.   If we are unable to generate profits or unable to obtain additional funds for our working capital needs, we may need to cease or curtail operations.  Furthermore, there is no assurance the net proceeds from any successful financing arrangement will be sufficient to cover cash requirements during the initial stages of the Company’s operations.

Off-Balance Sheet Items

We currently do not have any off-balance sheet items.

Qualitative and Quantitative Disclosures About Market Risk

Our exposure to market risk is confined to our cash equivalents and short-term investments. We invest in high-quality financial instruments; primarily money market funds, federal agency notes, and US Treasury obligations, with the effective duration of the portfolio within one year, which we believe, are subject to limited credit risk. We currently do not hedge interest rate exposure. Due to the short-term nature of our investments, we do not believe that we have any material exposure to interest rate risk arising from our investments.

Critical Accounting Policies

Our discussion and analysis or plan of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, we evaluate our estimates, including those related to income taxes and contingencies.  We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies reflect its more significant estimates and assumptions used in the preparation of its financial statements.

Income Taxes - We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. We have considered future market growth, forecasted earnings, future taxable income, and prudent and feasible tax planning strategies in determining the need for a valuation allowance. We currently have recorded a full valuation allowance against net deferred tax assets as we currently believe it is more likely than not that the deferred tax assets will not be realized.

Contingencies - We may be subject to certain asserted and unasserted claims encountered in the normal course of business. It is our belief that the resolution of these matters will not have a material adverse effect on our financial position or results of operations, however, we cannot provide assurance that damages that result in a material adverse effect on our financial position or results of operations will not be imposed in these matters.  We account for contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

DESCRIPTION OF OUR BUSINESS AND PROPERTIES

You should rely only on the information contained in this prospectus or any supplement hereto. We have not authorized anyone to provide you with different information. If anyone provides you with different information you should not rely on it. We are not making an offer to sell the shares in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus regardless of the date of delivery of this prospectus or any supplement hereto, or the sale of the shares.  Our business, financial condition, results of operations and prospects may have changed since that date.

We obtained statistical data and certain other industry forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical and industry data and forecasts and market research used herein are reliable, we have not independently verified such data. We have not sought the consent of the sources to refer to their reports or articles in this prospectus.

Background

We were incorporated in the State of Nevada on May 5, 1998. Our corporate headquarters is located at 2638 Lapeer Road, Suite 2, Auburn Hills, MI 48326.  Our telephone number is (800) 213-0689.

We are a development stage technology company focused on the identification, acquisition, development and eventual commercialization of emerging leading edge alternative energy technologies which we believe have the potential for commercialization. Our strategy is to initially acquire rights to technologies and products that are being developed by third parties, primarily universities and government agencies, through cooperative research and development agreements. To date we have had no sales and no revenues; we have minimal assets and have incurred losses since inception.  We are uncertain as to when, if ever, we will generate revenues.

We conduct our operations through our two wholly-owned subsidiaries, Sungen and Octillion Technologies. We are currently sponsoring the research and development of one technology. The sponsored research relates to the development of a technology that could have application in the production of, or retrofitting of, home and office glass windows capable of generating electricity from solar energy without losing significant transparency or requiring major changes in manufacturing infrastructure.

UIUC Silicon Nanoparticle Technology

On August 25, 2006, through our wholly owned subsidiary, Sungen, we entered into the UIUC Sponsored Research Agreement, pursuant to which we have acquired an exclusive option to negotiate a license agreement (exclusive or non-exclusive) for the UIUC Silicon Nanoparticle Technology, which is the subject of the UIUC Patents. The UIUC Sponsored Research Agreement was amended on July 23, 2007; pursuant to the UIUC Sponsored Research Agreement (as amended), we agreed to provide additional funds of $203,617 to the previously awarded amount of $219,201 (for a total of $422,818) to UIUC in order to accelerate the development of films of silicon nanoparticle material composed of nanosilicon photovoltaic solar cells that have the potential to convert solar radiation to electrical energy. To date we have paid an aggregate of $266,709.

The “UIUC Silicon Nanoparticle Technology” research project at UIUC is directed towards the integration of films of silicon nanoparticle material on glass substrates. With appropriate connections, the film may act as a nanosilicon photovoltaic solar cell that converts solar radiation to electrical energy.  If successful, this configuration may have future applications in home and office glass windows, capable of converting solar energy into electricity with limited loss of transparency and minimal changes in manufacturing infrastructure.

On a glass plate (substrate), thin metal film, or grid and buss lines, will be laid down in order to collect electrical current. The type of metal used for the grid lines will be optimized in relation to: the size of the nanoparticles and the relevant energy being produced (bandgap); and positive and negative charge collection.

This first layer of thin film, or grid buss lines, will be covered with a film of closely packed nanoparticles, and topped by a thin layer of another metal, or grid and buss lines, for collection of the opposite charge.

In constructing a prototype window using the UIUC Silicon Nanoparticle Technology, a glass substrate will be coated with an ultra-thin conducting coating (i.e. silver, aluminum, copper, tin, etc) in order to harness the electron charge; metal films remain transparent if they are ultra-thin (~ 10nm).  An active 1 nm nanoparticle film will be deposited on the metal coating, which will then be topped with an ultra-thin conducting coating (i.e. indium tin-oxide or ITO) that is different form the material chosen for first layer, in order to harness the positive charge; ITO is a transparent material even for thick films.

We believe that the outcome of the research may lead to a novel cascade architecture which utilizes multiple layers of nanoparticles and metals, acting as a photovoltaic solar cell.

UIUC Silicon Nanoparticle Technology Research Budget

The period of performance of the UIUC Sponsored Research Agreement is for two years, expiring on August 22, 2008 and the Company has to pay $422,818 for the performance of the project, with $2,000 payable upon execution of the agreement (paid), first installment of $27,150 payable on September 23, 2006 (paid) and the remaining 3 of $27,150 each (paid) and 4 of $78,054 each payable every three months thereafter ($156,108 paid). To date we have paid an aggregate of $266,709.

Market Overview for the UIUC Silicon Nanoparticle Technology

We believe that a significant market opportunity exists for photovoltaic technologies or products, capable of converting the sun’s energy to electricity.  Rising energy costs, increasing electricity consumption, and the need for a cleaner alternative to today’s non-renewable energy sources, all contribute to the growing demand for solar and photovoltaic alternatives.

Global energy consumption is expected to double from 2003 to 2030, according to the Energy Information Administration (EIA), and domestic electricity prices have been rising as a consequence of the cost of conventional fuels for electricity generation and looser pricing caps in some states.  In 2005, the EIA estimates that residential electricity prices rose by 5.1% in the United States, the world’s largest consumer of electricity.

Higher costs, increasing demand, and environmental considerations have fueled research and development of renewable energy technologies, including photovoltaics (PV). Currently, PV modules (clusters of photovoltaic panels) are in use for large commercial applications in the United States, Japan, Germany, and others, and have also been installed as power plants in numerous countries.

Government Regulation

The UIUC Silicon Nanoparticle Technology is subject to certain government regulations.  Our ability to remain viable will depend on favorable government decisions at various stages of the technology’s development by various agencies. From time to time, legislation is introduced that could significantly change the statutory provisions governing our research and development processes, as well as approval, manufacture and marketing of any products derived from such research and development activities.

The production and marketing of products which may be developed from the UIUC Silicon Nanoparticle Technology involves the development of photovoltaic technologies which are subject to existing safety regulations; and, new nanomaterials technologies which may be subject to yet undetermined regulations.

Current safety requirements for photovoltaic and electrical products in commercial and residential applications can include, but may not be limited to, Occupational Safety and Health Administration (OSHA) regulations, National Electrical Code (NEC) as approved as an American National Standard by the American National Standards Institute (ANSI) or ANSI/NFPA-70, certification by Underwriters Laboratories (UL) and the Society of Automotive Engineers (SAE), and compliance with local building codes.  These regulations are subject to change, and our ability to remain viable is contingent upon successfully satisfying regulatory requirements as stipulated by these agencies and/or others as the development of the technology evolves.

While conventional photovoltaic and electrical products are currently regulated, the production and marketing of products which may be developed from the UIUC Silicon Nanoparticle Technology involves the use of silicon nanoparticles, more broadly categorized as “nanomaterials” is not. However, we believe that the use and regulation of nanomaterials is under review by numerous safety and regulatory agencies, evaluating potential environmental impact and human health implications of exposure to nanomaterials.

The UIUC Silicon Nanoparticle Technology and any products derived from the technology may be subject to safety regulations which may emerge from many ongoing reviews by several agencies, including but not limited to: the Environmental Protection Agency (EPA), investigating nanomaterials for inclusion in the Toxic Substances Control Act; Department of Health and Human Services’ (DHHS), National Toxicology Program to determine toxicity of nanomaterials; National Institute for Occupational Safety and Health (NIOSH), to ensure worker safety; Food and Drug Administration (FDA) for potentially adverse health effects; National Toxicology Program (NTP), investigating potential toxicity of nanoscale materials by way of inhalation and uptake by the skin; National Cancer Institute in collaboration with the FDA and National Institute of Standards and Technology (NIST) to better characterize nanomaterials, and examine the physical attributes of nanoparticles for absorption, distribution, metabolism, excretion, and toxicity; and numerous additional agencies evaluating the effects of nanoscale materials on biological systems, the transport and transformation of nanoparticles in the environment, and other effects.

Future legislation or regulatory restrictions related to the use of nanoparticles may be implemented, and may become more onerous over time.  We may not be able to comply with any future regulations, including local, state and federal laws.  As a result, we may be unable to develop the UIUC Silicon Nanoparticle Technology or produce our products based on the UIUC Silicon Nanoparticle Technology in a profitable manner.   Please refer to “Risk Factors.”

Sales and Marketing

Ultimately, we plan to market products, if any, developed from the UIUC Silicon Nanoparticle Technology for which we obtain regulatory approval through co-marketing, co-promotion, licensing and distribution arrangements with third party collaborators. No such arrangements presently exist. We believe that this approach will both increase market penetration and commercial acceptance of our products and enable us to avoid expending significant funds to develop a large sales and marketing organization.  Please refer to “Risk Factors.”

Competition

Competition in the photovoltaics industry is growing.  Although we are not aware of other products substantially similar to our products under development, numerous solar cell technologies have been developed, or are being developed, by a number of companies. Such technologies include, but are not necessarily limited to, the use of organic materials, advanced crystalline silicon thin film concepts, amorphous silicon, cadmium telluride, copper-indium-gallium-selenide (CIGS), titanium dioxide, and copper indium diselenide, and others.  Given the benefit of time, investment, and advances in manufacturing technologies, any of these competing technologies may achieve lower manufacturing costs, superior performance, or greater market acceptance than products we develop, if any, from the UIUC Silicon Nanoparticle Technology.

We face competition from many companies, major universities and research institutions in the United States and abroad. Many of our competitors have substantially greater resources, experience in conducting research, obtaining regulatory approvals for their products, operating experience, research and development and marketing capabilities and production capabilities. We will face competition from companies marketing existing products or developing new products which may render our technologies absolute. The description of the products and technologies being developed or marketed by our competitors listed below have been taken from publicly available documents or reports filed by these companies:

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Konarka Technologies, Inc. - is focused on the development and advancement of nano-enabled polymer photovoltaic materials that are lightweight, flexible and more versatile than traditional solar materials;

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XsunX, Inc. - develops and markets proprietary Thin Film Photovoltaic  (TFPV) solar cell designs and core solar cell manufacturing systems, enabling   licensees to manufacture TFPV solar  devices on various  substrates;

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United Solar Ovonic - uses a unique manufacturing process to produce amorphous-silicon (a-Si) based thin-film solar modules;  United Solar Ovonic is a wholly owned subsidiary of Energy Conversion Devices, Inc.;

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Sharp Corporation - has developed mass-production technology for stacked triple-junction thin-film solar cells by turning a conventional two-active-layer structure (amorphous silicon plus microcrystalline silicon) into a triple-junction structure with amorphous silicon (two active layers) and microcrystalline silicon (single active layer); and

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DuPont - is a leading materials supplier to the Photovoltaic (PV) industry, with more than 20 years of experience in PV materials development, applications know-how, manufacturing expertise and global market access, and offers a broad and growing portfolio of films, resins for encapsulants, encapsulant films, and conductive pastes.

These companies may have numerous competitive advantages, including:

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significantly greater name recognition;

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established distribution networks;

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more advanced technologies and product development;

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additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;

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greater experience in conducting research and development, manufacturing, , obtaining regulatory approval for products, and marketing approved products; and

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greater financial and human resources for product development, sales and marketing, and patent litigation.

Our commercial success will depend on our ability and the ability of our sublicensees, if any, to compete effectively in product development areas such as, but not limited to, safety, price, marketing and distribution. There can be no assurance that competitors will not succeed in developing products that are more effective than products, if any, we may derive from our research and development efforts or that would render any such products obsolete and non-competitive. Accordingly, in addition to our research and development efforts, we have undertaken a public relations/advertising program designed to establish our “brand” name recognition early on in our corporate development; we intend to continue to develop and market our brand name pending commercialization of  products, if any, we may derive from our research and development efforts. We believe our strategy ultimately will facilitate the marketing, distribution and public acceptance of any products we may derive from our research and development efforts if and when regulatory approval is received.

Competition with respect to our technologies is and will be based, among other things, on safety, reliability, availability, price and patent position. Another important factor will be the timing of market introduction of our competitive products.  Accordingly, the speed with which we can develop products derived from the UIUC Silicon Nanoparticle Technology, complete safety approvals processes and ultimately supply commercial quantities of the products to the market is expected to be an important competitive factor. Our competitive position will also depend upon our ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and to secure sufficient capital resources for the often substantial period between technological conception and commercial sales.  Please refer to “Risk Factors.”

Our Offices and Research Facilities

Our corporate office is located at 2638 Lapeer Road, Suite 2, Auburn Hills, Michigan  48326. We have a one year lease, beginning on September 15, 2007 and we may renew by giving written notice to Landlord not less than ninety (90) days prior to the expiration of the initial term.  The rent for the office in Auburn Hills, MI is $600 per month.

We also maintain an office at 1628 West 1st Ave., Suite 216, Vancouver, British Columbia, Canada., in premises owned by a private corporation controlled by Mr. Harmel S. Rayat, our secretary, treasurer, chief financial officer, principal accounting officer, director and majority shareholder, owns these Vancouver, BC premises. We have a one year lease, beginning on October 1, 2007 and will be automatically renewed for successive one year terms unless terminated by either party in writing at least

30 days prior to the end of the then current term. We share these facilities with several other companies with which Mr. Rayat is affiliated. The rent for the office in Vancouver, BC is $3,200 Canadian per month.

Our silicon nanoparticle energy research is conducted in approximately 2,000 square feet of laboratory facilities (1110 West Green Street, Department of Physics, University of Illinois at Urbana-Champaign, Illinois) provided by the UIUC under the UIUC Sponsored Research Agreement. The cost of the facilities is included in the budget under our Sponsored Research Agreement.

We believe that our office and the laboratory facilities are sufficient and adequate for our purposes given our present staff and research objectives.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the names and ages of all of our directors and executive officers. We have a board of directors comprised of four members. Each director holds office until a successor is duly elected or appointed.  Executive officers serve at the discretion of the Board of Directors and are appointed by the Board of Directors.  Also provided herein are brief descriptions of the business experience of each of the directors and officers during the past five years, and an indication of directorships held by each directors in other companies subject to the reporting requirements under the Federal securities law.  As of February 12, 2008, the members of our board of directors and our executive officers were as follows:

Name	Age	Position	Held Position Since

Nicholas Cucinelli	34	Director, President, Chief Executive Officer	September 10, 2007
Harmel S. Rayat	46	Director, Secretary, Treasurer, Chief Financial Officer, Principal Accounting Officer	September 8, 2006
Thomas Gladwin	58	Director	September 12, 2007
Alastair Livesey	50	Director	September 19, 2007

Resignations and Appointments in 2007

Ms. Terri DuMoulin resigned her position as our President, Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer on March 8, 2007.

Dr. Kaiyo Nedd, Ms.  Patti-Ann Hiranandani and Mr. Tareq Ghazaleh resigned their respective positions as directors on October 1, 2007.

Biographical Information

NICHOLAS CUCINELLI, (Age 34).  President, Chief Executive Officer, Director. Mr. Cucinelli earned his Bachelor’s degree in Science from the United States Coast Guard Academy 1995.  From September 2002 to August 2005, Mr. Cucinelli was a graduate student (MS & MBA) at the University of Michigan.  Concurrent with his studies at the University of Michigan, Mr. Cucinelli was: a Graduate Student Research Assistant for, and a founding member of, the University’s “Sustainable Mobility and Accessibility Research & Transformation project” (January 2003 – April 2004); involuntarily recalled from the U.S. Coast Guard Reserve to active duty in support of Operation

Neptune Shield (March 2003 – September 2003); a strategy consultant to the non-profit Carbon Disclosure Project (March – April 2004); employed full-time as an MBA intern within the Corporate Governance Division at Ford Motor Company (May – August 2004); and a member of a strategy consulting team for the Future Fuels Team within BP, plc. (October 2004 – August 2005). From September 2005 to June 2007, Mr. Cucinelli was employed by Energy Conversion Devices, Inc., where he held the position of Senior Business Development Specialist and facilitated the commercialization of solar photovoltaic, advanced battery, fuel cell, solid-state hydrogen storage, and next generation information technologies. On June 1st, 2007, Mr. Cucinelli was honorably discharged from the U.S. Coast Guard Reserve after completing nearly 16 years of Federal service. From June to September 2007, Mr. Cucinelli was employed by ENER subsidiary, United Solar Ovonic LLC, where he held the position of Manager, Federal and Military Sales.  Mr. Cucinelli joined the Company as President, Chief Executive Officer and Director on September 10, 2007.

THOMAS GLADWIN, (Age 58).  Director. Dr. Gladwin earned his Bachelor’s degree in Science from the University of Delaware in 1970, an MBA from the University of Michigan in 1971, and a Ph.D. in International Business and Natural Resource Policy from the University of Michigan in 1975.  From September 1998 to the present, Dr. Gladwin has held tenure as the Max McGraw Professor of Sustainable Enterprise at The University of Michigan, jointly appointed in the University’s Stephen M. Ross School of Business and the School of Natural Resources and Environment.  In this role he serves as Co-Director of the Erb Institute for Global Sustainable Enterprise at The University of Michigan and co-directs the University’s “Sustainable Mobility and Accessibility Research & Transformation” [SMART].  Dr. Gladwin also serves as a Core Faculty Member in the HRH The Prince of Wales' Business & the Environment Programme and is engaged in business consulting. Dr. Gladwin serves on the Board of Directors of SustainAbility Ltd. and Trillium Asset Management Corporation.  Dr. Gladwin joined the Company as a Director on September 12, 2007.

ALASTAIR LIVESEY, (Age 50).  Director. Dr. Livesey earned his Bachelor's degree (B.A.) in Science from the University of Cambridge in 1979, followed by an MA and Ph.D. in materials science from the Cavendish Physics Laboratory at the University of Cambridge in 1982 and 1984 respectively.  From May 2001 to July 2007, Dr. Livesey was employed by Energy Conversion Devices, Inc. During his tenure at Energy Conversion Devices, Dr. Livesey held several positions, including Director of Integrated Hydrogen Energy Systems, Head of New Business Development and Strategic Planning, and Director, Cognitive Computer Business Development and Architecture Design. In these roles, he led projects involving product development and commercialization, strategic and business planning, new business development, joint venture partnerships, financing, human resources, information technology, and public relations across a diverse range of technologies including hydrogen storage, thin-film solar cells, advanced batteries, and fuel cells. From August 2007 to the present, Dr. Livesey has worked as an independent consultant in the alternative and renewable energy field. Dr. Livesey joined the Company as a Director on September 19, 2007.

HARMEL S. RAYAT, (Age 46). Secretary, Treasurer, Chief Financial Officer, Director.  Since January 2002, Mr. Rayat has been president of Montgomery Asset Management Corporation, a privately held firm providing financial and management consulting services to emerging growth corporations. During the past five years, Mr. Rayat also has served, at various times, as a director, executive officer and majority shareholder of a number of publicly traded and privately held corporations, including, MicroChannel Technologies Corporation (currently secretary, treasurer, chief financial officer, director, and majority shareholder), PhytoMedical Technologies, Inc. (currently secretary, treasurer, chief financial officer, director, and majority shareholder), HepaLife Technologies, Inc. (currently secretary, treasurer, chief financial officer, director, and majority shareholder), Entheos Technologies, Inc. (currently president, chief executive officer, chief financial officer, director, and majority shareholder), and International  Energy, Inc. (currently secretary, treasurer, chief financial officer, director and majority shareholder). Mr. Rayat has served as a director of the Company since September 8, 2006.

All of our directors and officers are elected annually to serve for one year or until their successors are duly elected and qualified.

Compensation of Directors

Each Director, other than Mr. Cucinelli and Mr. Rayat,  receives a cash stipend of $2,500 per quarter, beginning March 1, 2008, in consideration of the Director’s effort to attend board meetings, and engage in additional consulting activities as deemed necessary by the President, CEO, or Chairman.   During the years ended August 31, 2007 and 2006, and for the period from September 1, 2007 through February 29, 2008, no compensation was paid to directors for services rendered. Please refer to “Executive Compensation.”

Family Relationships and Other Matters

There are no family relationships among or between any of our officers and directors.

Legal Proceedings

During the past five years, except as set forth below, none of our directors, executive officers, promoters or control persons has been:

•

the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•

convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•

subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•

found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

On October 23, 2003, Mr. Harmel S. Rayat, EquityAlert.com, Inc., and Innotech Corporation of which Mr. Rayat had served at various times as a director and officer, along with certain other individuals, collectively “the respondents,” consented to a cease-and-desist order pursuant to Section 8A of the Securities Act of 1933. Without admitting or denying the findings of the Securities and Exchange Commission related to the public relation and stock advertising activities of EquityAlert.com, Inc. and Innotech Corporation, the respondents agreed to cease and desist from committing or causing any violations and any future violations of , among other things, Section 5(a) and 5(c) of the Securities Act of 1933.  EquityAlert.com, Inc. and Innotech Corporation agreed to pay disgorgement and prejudgment interest of $31,555.14.

Advisory Board

Our Advisory Board provides advice regarding specific facets of our ongoing sponsored research and development.  We believe that each member of the advisory board brings distinct scientific and business development experience which we can call-upon during various phases of its active research and commercial development, as needed. Each member serves for a period of one year.

Currently, our Scientific Advisory Board members are:

Name

Age

Position

Held Position Since

T.C. Yih, PhD

50

Advisory Board Member

January 2008

Prof. T.C. Yih earned his Bachelor of Science degree, majoring in Offshore/Coastal Engineering at National Ocean University in Taiwan, and his Master of Science degree in Mechanical Engineering at the Catholic University of America (CUA) in Washington, D.C., with emphasis on Thermal Science and Solar Energy. Prof. Yih completed his PhD in Mechanical Engineering at CUA, specializing in Design/Analysis of Mechanical Systems, CAD/CAE, Knowledge-Based Software Development, and Biomedical Engineering.

Prof. Yih adds expertise in nanosystems, nanomanipulation, solar energy, ocean engineering, hazardous waste mitigation, and bio-electro-mechanic systems, as well as nanomedicine, computer-aided design, and knowledge-based software development.

Prof. Yih previously served as Professor and Chair of the Mechanical Engineering and Biomechanics Department at the University of Texas at San Antonio, and is currently Vice Provost for Research at Oakland University (OU), where his responsibilities include overseeing the establishment of the University’s Nanomedical Science & Engineering Research Institute and actively seeking external collaborators in the nanosciences and renewable energy fields.

EXECUTIVE COMPENSATION

The following table summarizes the compensation of our President (Principal Executive Officer) and other officers and directors who received compensation during the two years ended August 31, 2007 and 2006:

SUMMARY COMPENSATION TABLE
Name and principal position	Reverse Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Harmel S. Rayat Secretary, Chief Financial Officer, Principal Accounting Officer, Director	2007 2006 2005	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Kaiyo Nedd (1) Former President, Chief Executive Officer, and Director	2007 2006 2005	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Terri DuMoulin (2) Former Director, President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer	2007 2006 2005	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Tareq Ghazaleh (3) Former Secretary, Treasurer, Director	2007 2006 2005	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Pattiann Hiranandani (4) Former Director	2007 2006 2005	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Kesar Dhaliwal (5) Former Director	2007 2006 2005	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Sandra Dunn (6) Former Director	2007 2006 2005	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0

(1)  Dr. Kaiyo Nedd resigned on October 1, 2007

(2)  Terri DuMoulin resigned on March 8, 2007

(3)  Tareq Ghazaleh resigned on October 1, 2007

(4)  Pattiann Hiranandani resigned on October 1, 2007

(5)  Kesar Dhaliwal resigned on August 14, 2006

(6)  Sandra Dunn resigned on March 15, 2006

As our business develops, we anticipate that our compensation program will expand to include bonuses for other employees and awards of equity compensation. We believe that a combination of cash and common stock or options will allow us to attract and retain the services of the individuals who will help us achieve our business objectives, thereby increasing value for our shareholders.

In setting the compensation for our officers, our board of directors looked primarily at the stage of our business operations and our ability to pay our executives. As our operations develop, we expect that executive compensation will be determined by reviewing the person’s responsibilities, salaries paid to others in businesses comparable to ours, the person’s experience and our ability to replace the individual should the need arise.

Other than an employment agreement entered into on September 10, 2007 with our current president, Mr. Nicholas Cucinelli, there are no employment contracts or agreements between us and any of our directors and officers. We do have an employee stock option agreement with our president, Mr. Cucinelli. On September 10, 2007, the Company appointed Mr. Nicholas Cucinelli to the positions of President and Chief Executive Officer.  The Company established and Mr. Cucinelli agreed to a compensation package agreement consisting of a salary, stock options, relocation expenses and health benefits. Pursuant to the employment agreement, Mr. Cucinelli: (i) agreed to serve as President and Chief Executive Officer, (ii) will receive an annualized base salary of $105,000, (iii) has been granted options to purchase up to 1,250,000 shares at a price of $1.66 per share.  Also on March 10, 2008, two of our directors, Dr. Thomas Gladwin and Dr. Alastair Livesey have been granted 50,000 stock options each, which vest and become exercisable in annual installments of 10,000 for five years, with the first 10,000 vesting on February 8, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 3, 2008 by:

•

each person (or group of affiliated persons) who is known by us to beneficially own 5% or more of our common stock;

•

each of our directors;

•

each of our named executive officers; and

•

all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

The number and percentage of shares beneficially owned prior to this offering are based on the 57,539,600 shares of common stock issued and outstanding as of March 3, 2008.

	Shares Beneficially Owned Prior To This Offering		Shares Beneficially Owned After The Sale Of The Maximum Amount Of This Offering
Name And Address Of Beneficial Owner	Number	Percent	Number	Percent
Harmel S. Rayat	36,749,600	68%	36,749,600	64%
Quercus Trust	3,444,700	7%	3,444,700	6%
Nicholas Cucinelli (1)	1,250,000	3%	1,250,000	3%
Thomas Gladwin (2)	50,000	0%	50,000	0%
Alastair Livesey (3)	50,000	0%	50,000	0%
All current directors and executive officers of Octillion Corp. as a group (5 persons)	41,544,300	78%	41,544,300	73%

(1) 1,250,000 stock options were granted on February 15, 2008, which may be acquired pursuant to options granted and exercisable under the Company's stock option plans.

(2) 50,000 stock options were granted on March 10, 2008, which may be acquired pursuant to options granted and exercisable under the Company's stock option plans.

(3) 50,000 stock options were granted on March 10, 2008, which may be acquired pursuant to options granted and exercisable under the Company's stock option plans.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On March 28, 2002, Mr. Harmel S. Rayat, our president, acquired 1,500,000 shares of our outstanding stock from each of Messrs. Kesar Dhaliwal and Todd Weaver, our founding and, at that time, controlling stockholders.

On December 19, 2002, Octillion issued 8,000,000 shares of restricted common stock at $0.01 per share for the conversion of $80,000 of accrued management fees due to Mr. Harmel S. Rayat, pursuant to a “Stock Purchase and Sales Agreement” dated February 17, 2003.  Mr. Rayat, simultaneously with his resignation as a director and president of Octillion, on February 17, 2003 sold these 8,000,000 restricted common shares to Octillion’s Ms. Terri DuMoulin, who became our president and a director.

On March 18, 2003, we issued 2,333,200 restricted common shares, at $0.01 per share, to Mr. Kesar S. Dhaliwal, a current director to satisfy outstanding management fees of $23,332. On December 13, 2004, we borrowed $5,000 from Ms. Terri DuMoulin, at zero percent interest and issued a 12 month promissory note, which was repaid in full on May 24, 2005.

On April 27, 2005, we borrowed $100,000 from Mr. Harmel S. Rayat, currently our president, a director and an affiliated shareholder, at a rate of 8.75% per annum and issued a 12 month promissory note, which was repaid in full on April 27, 2006.

On January 23, 2006, we borrowed $50,000 from Mr. Harmel S. Rayat, currently our president, a director, and an affiliated shareholder, at a rate of 8.75% per annum and issued a 3 month promissory note, due on April 23, 2006, which was repaid in full on April 23, 2006.

On August 16, 2006, pursuant to a “Stock Purchase and Sales Agreement”, Mr. Kesar Dhaliwal sold 2,333,200 restricted common shares at par value of $0.001 to Mr. Harmel S. Rayat for $2,333.20.

On March 8, 2007, Ms. Terri DuMoulin resigned as our president and a director and sold 24,000,000 (post split) restricted common shares at par value of $0.001 to Mr. Harmel S. Rayat for $24,000 pursuant to a “Stock Purchase and Sales Agreement” dated March 8, 2007.

Mr. Rayat was appointed our president, chief executive officer, chief financial officer, principal accounting officer and a director on March 8, 2007. He subsequently resigned his position as our president and chief executive officer on September 10, 2007.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share and 1,000,000 shares of preferred stock, $0.10 par value per share.  There are currently 57,539,600 shares of our common stock issued and outstanding; and, no shares of preferred stock issued and outstanding.

Common Stock

Each holder is entitled to one vote for each share held on all matters to be voted upon by the stockholders. The shares of common stock do not have cumulative voting rights. This means that holders of more than 50% of the shares of common stock voting for the election of directors can elect all the directors and, therefore, our present stockholders can elect all of the directors even after this offering.

The holders of common stock are entitled to receive a pro-rata share of dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. However, we presently intend to reinvest any earnings instead of paying cash dividends. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share pro-rata in all assets remaining after payment of our liabilities. Shares of common stock have no preemptive, conversion, or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

The Articles of Incorporation vests our Board of Directors with authority to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation.

Holders of the preferred stock are entitled to one vote for each share held of record. Holders of the preferred stock vote with holders of the common stock as one class. There are no shares of preferred stock issued and outstanding.

Warrants

The following warrants are currently issued and outstanding:

There are currently 20,000 Class C Non-redeemable Warrants issued and outstanding. Each Class C Non Redeemable Warrant gives its holder the right to purchase one share of common stock for $0.50. The Class C Non-redeemable Warrants expire on October 23, 2008.

There are currently 120,000 Class D Non-redeemable Warrants issued and outstanding. Each Class D Non-Redeemable Warrant gives its holder the right to purchase one share of common stock for $0.55. The Class D Non-redeemable Warrants expire on April 23, 2009.

There are currently 120,000 Class E Non-redeemable Warrants issued and outstanding. Each Class E Non-Redeemable Warrant gives its holder the right to purchase one share of common stock for $0.60. The Class E Non-redeemable Warrants expire on April 23, 2010.

There are currently 4,189,500 Series F Callable Warrants issued and outstanding, each of which gives its holder the right to purchase one share of common stock for $1.25. The Warrants expire on February 11, 2011.

Holders of the Warrants will not have, solely as a result of such ownership, the rights attaching to our common stock or to our preferred stock.

Options

On September 10, 2007, the Company appointed Mr. Nicholas Cucinelli to the positions of President and Chief Executive Officer.  Mr. Cucinelli receives an annualized base salary of $105,000; initially, Mr. Cucinelli also was granted options to purchase up to 1,500,000 shares of our common stock at an exercise price of $4.21 pursuant to a Stock Option Agreement dated September 10, 2007.  On February 15, 2008, the Company and Mr. Cucinelli terminated the September 10, 2007 Stock Option Agreement and concurrently entered into a new Stock Option Agreement, pursuant to which the number of shares which Mr. Cucinelli could purchase was reduced by 250,000 to an aggregate of 1,250,000 at a price of $1.66, the closing price of the Company’s common shares on February 8, 2008.

The Options are subject to and  have the following restrictions, vesting requirements and exercise provisions: (i) 300,000 vest and become exercisable in annual installments of 100,000 for three years, with the first 100,000 vesting on February 15, 2009; (ii) 500,000 vest and become exercisable in the event that the Company, or any subsidiary thereof, with the prior approval of the Board of Directors: successfully executes any partnership agreement or joint-venture agreement of any technology under current or future development; or successfully completes the sale any subsidiary; or any technology under current or future development. and (iii) 450,000 vest and become exercisable upon: commencing commercial sales of products derived from any technology under current or future development; or successfully achieving commercial gross annual sales exceeding $10,000,000 of those products and/or services which are not derived from technologies under current or future research and development by the Company; or successfully completing the sale of Octillion to a third party, subject to shareholder and Board of Directors approval. All unexercised options, whether vested or not, expire immediately in the event that Mr. Cucinelli is removed from his position by the Board of Directors, shareholders or voluntarily resigns from his position.

On March 10, 2008, two of our directors, Dr. Thomas Gladwin and Dr. Alastair Livesey have been granted 50,000 stock options each, which vest and become exercisable in annual installments of 10,000 for five years, with the first 10,000 vesting on February 8, 2009.

SELLING STOCKHOLDERS

The following table presents information regarding the Selling Stockholders.  The percentage of outstanding shares beneficially owned is based on 57,539,600 shares of common stock issued and outstanding at March 3, 2008. Information with respect to beneficial ownership is based upon information provided to us by the Selling Stockholders. Except as may be otherwise described below, to the best of our knowledge, the named Selling Shareholder beneficially owns and has sole voting and investment authority as to all of the shares set forth opposite his name, none of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.

Name and Address of Selling Stockholders (1)	No. of Shares Beneficially Owned Prior to the Offering	Percentage of Issued and Outstanding Shares Owned Prior to the Offering	Number of Shares To Be Sold In This Offering	Percentage of Shares To Be Owned After the Offering
Alpha Capital Anstalt (2)	900,000	1.56%	900,000	0%
Michael and Betsy Brauser	2,500,000	4.34%	2,500,000	0%
Scott Frohman	200,000	0.35%	200,000	0%
Marina Ventures, LLC (3)	100,000	0.17%	100,000	0%
Momona Capital LLC (4)	100,000	0.17%	100,000	0%
Joseph Sierchio	50,000	0.09%	50,000	0%
Whalehaven Capital Fund Limited (5)	1,000,000	1.74%	1,000,000	0%
GRQ Consultants 401K (6)	500,000	0.87%	500,000	0%
GRQ Consultants Defined Benefit Pension Plan (7)	1,500,000	2.61%	1,500,000	0%
Barry Honig	500,000	0.87%	500,000	0%
Westminster Securities Corporation (8)	514,500	0.89%	514,500	0%
TOTAL	7,864,500	13.66%	7,864,500	0%

(1) Except as otherwise noted in the notes to this table, to the best of our knowledge, the Selling Stockholders have not had a short position in our common stock; is not a broker-dealer or an affiliate of a broker-dealer (a broker-dealer may be a record holder); has not held any position or office, or has had any material relationship with us or any of our affiliates within the past three years. The Selling Stockholders and any broker-dealers or agents that are involved in selling these shares are deemed to be underwriters within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

(2) Konrad Ackermann is Director of Alpha Capital Anstalt and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(3)  Michael Hartstein is the President of Marina Ventures, LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(4) Arie Rabinowitz is the President of Momona Capital, LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(5) Michael Finkelstein is an Investment Manager of Whalehaven Capital Master Fund and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(6) Mr. Barry Honig has voting and depositor authority.

(7) Mr. Barry Honig has voting and depositor authority.

(8) Westminster Securities Corporation acted as the placement agent in connection with the private placement.

The Selling Stockholders may offer and sell, from time to time, any or all of our common stock issued to them. Because the Selling Stockholders may offer all or only some portion of the 7,864,500 shares of common stock registered, no exact number can be given as to the amount or percentage of these shares of common stock that will be held by the Selling Stockholders upon termination of the offering. We can only make estimates and assumptions. The number of shares listed in the category entitled “Percentage of Issued and Outstanding Shares Owned After the Offering,” in the table above, represent an estimate of the number of shares of common stock that will be held by the Selling Stockholders after the offering. To arrive at this estimate, we have assumed that the Selling Stockholders will sell all of the shares to be registered pursuant to this offering. Please refer to “Plan of Distribution.”

Other than the relationships described in the table and footnotes, none of the Selling Stockholders had or have any material relationship with our company or any of its affiliates within the past three years. None of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer.

We may require the Selling Stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding on February 12, 2008. Please refer to “Plan of Distribution.”

On February 12, 2008, the date we consummated the transactions contemplated into the Securities Purchase Agreement, the per share price of our common stock as reported on the OTCBB was $1.46 per share; accordingly, at a per share purchase price of $1.00 per share, reflecting a 32% discount to market.  The following table sets forth the potential profit each Investor could realize, as of such date, based on the discounted purchase price:

Selling Security Holder	Market Price per Share of Common Stock on 2-12-08	Aggregate Number of Shares Acquired	Combined Market Price of Shares	Aggregate Purchase Price of Shares	Total Possible Discount to Market Price
Alpha Capital Anstalt	1.46	450,000	$657,000	$450,000	$207,000
Michael and Betsy Brauser	1.46	1,250,000	$1,825,000	$1,250,000	$575,000
Scott Frohman	1.46	100,000	$146,000	$100,000	$46,000
Marina Ventures, LLC	1.46	50,000	$73,000	$50,000	$23,000
Momona Capital LLC	1.46	50,000	$73,000	$50,000	$23,000
Joseph Sierchio	1.46	25,000	$36,500	$25,000	$11,500
Whalehaven Capital Fund Limited	1.46	500,000	$730,000	$500,000	$230,000
GRQ Consultants 401K	1.46	250,000	$365,000	$250,000	$115,000
GRQ Consultants Defined Benefit Pension Plan	1.46	750,000	$1,095,000	$750,000	$345,000
Barry Honig	1.46	250,000	$365,000	$250,000	$115,000
TOTAL		3,675,000	$5,365,500	$3,675,000	$1,690,500

The following tables show the total possible profit as at February 12, 2008 to be realized as a result of  the exercise of Warrants that are held by the Selling Stockholders or any affiliates of the Selling Stockholders..

Selling Security Holder	Market Price per Share of Common Stock on 2-12-08	Exercise price of Warrants	Aggregate Shares Underlying Warrants	Combined Market Price of Shares Underlying Warrants	Aggregate Price of Shares Underlying Warrants	Total Possible Discount to Market Price
Alpha Capital Anstalt	1.46	1.25	450,000	$657,000	$562,500	$94,500
Michael and Betsy Brauser	1.46	1.25	1,250,000	$1,825,000	$1,562,500	$262,500
Scott Frohman	1.46	1.25	100,000	$146,000	$125,000	$21,000
Marina Ventures, LLC	1.46	1.25	50,000	$73,000	$62,500	$10,500
Momona Capital LLC	1.46	1.25	50,000	$73,000	$62,500	$10,500
Joseph Sierchio	1.46	1.25	25,000	$36,500	$31,250	$5,250
Whalehaven Capital Fund Limited	1.46	1.25	500,000	$730,000	$625,000	$105,000
GRQ Consultants 401K	1.46	1.25	250,000	$365,000	$312,500	$52,500
GRQ Consultants Defined Benefit Pension Plan	1.46	1.25	750,000	$1,095,000	$937,500	$157,500
Barry Honig	1.46	1.25	250,000	$365,000	$312,500	$52,500
Westminster Securities Corporation	1.46	1.25	514,500	$751,170	$643,125	$108,045
TOTAL			4,189,500	$6,116,670	$5,236,875	$879,795

PLAN OF DISTRIBUTION

Each Selling Stockholder  of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCBB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•

broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

a combination of any such methods of sale; or

•

any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.

We are currently not aware of any other legal proceedings or claims that we believe will have, individually, or in the aggregate, a material adverse affect on our business, financial condition or operating results.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We believe that the indemnification provisions of our Articles of Incorporation and Bylaws will be useful to attract and retain qualified persons as directors and officers. Our Articles of Incorporation limit the liability of directors and officers to the fullest extent permitted by Nevada law. This is intended to allow our directors and officers the benefit of Nevada's corporation law which provides that directors and officers of Nevada corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under circumstances which involve acts or omissions which involve intentional misconduct, fraud or a knowing violation of law.

Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for Octillion Corp. by Sierchio Greco & Greco LLP, 110 East 59th Street, 29th Floor, New York, New York 10019. Joseph Sierchio, a member of Sierchio Greco & Greco LLP is the beneficial owner of 50,000 shares of our common stock, which shares are being registered pursuant to the registration statement of which this prospectus is part.

EXPERTS

Our consolidated financial statements at August 31, 2007 and 2006 and for the years then ended, appearing herein have been audited by Peterson Sullivan, P.L.L.C., an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We file current, quarterly and annual reports with the SEC on forms 8-K, 10-QSB and 10-KSB. Our filings may be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

FINANCIAL STATEMENTS

OCTILLION CORP.

Index to Audited Consolidated Financial Statements

UNAUDITED FINANCIAL STATEMENTS

UNAUDITED INTERIM CONSOLIDATED BALANCE SHEET AS OF

F-1

NOVEMBER 30, 2007

UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS FOR

F-2

THE THREE MONTHS ENDED NOVEMBER 30, 2007 AND 2006

UNAUDITED STATEMENT OF CHANGES IN CONSOLIDATED

F-3

STOCKHOLDERS’ EQUITY (DEFICIENCY) FROM INCEPTION

(MAY 5, 1998) TO AUGUST 31, 2007

UNAUDITED INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS FOR

F-5

THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

UNAUDITED NOTES TO INTERIM FINANCIAL STATEMENTS

F-6
(SEPTEMBER 30, 2007)

AUDITED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

F-11

CONSOLIDATED BALANCE SHEETS AS OF AUGUST 31, 2007 AND 2006

F-12

CONSOLIDATED STATEMENTS OF OPERATIONS FOR YEARS ENDED

F-13

AUGUST 31, 2007 AND 2006

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’

F-14
EQUITY (DEFICIENCY) FOR THE YEARS ENDED AUGUST 31, 2007 AND 2006

AND FROM INCEPTION (MAY 5, 1998) TO AUGUST 31, 2007

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED

F-17

AUGUST 31, 2007 AND 2006

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

F- 18

OCTILLION CORP. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED BALANCE SHEET
NOVEMBER 30, 2007
(Expressed in U.S. Dollars)
(Unaudited)

November 30,
2007

ASSETS

Current Assets
Cash and cash equivalents	$905,422
Prepaid expenses	1,506
906,928

Equipment, net (Note 6)	2,410

Total Assets	$909,338

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued liabilities	$82,748
Accounts payable - related party (Note 10)	4,375

Total Liabilities	87,123

Stockholders' Equity
Authorized:
1,000,000 preferred shares, with par value of $0.10 per share
100,000,000 common shares, with par value of $0.001 per share
Issued: 53,864,600 common shares	53,865
Additional paid-in capital	4,641,592
Accumulated other comprehensive income (loss)	(5,829)
Deficit accumulated during the development stage	(3,867,413)
Total Stockholders' Equity	822,215

Total Liabilities and Stockholders' Equity	$909,338

(The accompanying notes are an integral part of these consolidated financial statements)

OCTILLION CORP. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THREE MONTHS ENDED NOVEMBER 30, 2007 AND 2006, AND FOR THE
PERIOD FROM INCEPTION (MAY 5, 1998) TO NOVEMBER 30, 2007
(Expressed in U.S. Dollars)
(Unaudited)

	Cumulative	Three Months	Three Months
	May 5, 1998	Ended	Ended
	(inception) to	November 30,	November 30,
	November 30, 2007	2007	2006

Expenses

Investor relations	$ 1,408,935	$ 378,910	$ 380,970
Management fees - related party	203,074	-	-
Other operating expenses	271,611	100,114	2,806
Professional fees	236,442	18,065	7,055
Research and development (Note 5)	266,709	78,054	27,150
Stock based compensation expenses (Note 9)	887,125	887,125	-
Travel and entertainment	108,145	28,361	5,211
Loss from operations	3,382,041	1,490,629	423,192

Other income
Interest	50,075	12,904	2,340
Foreign exchange gain (loss)	(3,350)	2,211	(107)
Payable forgiven	30,000	-	-

Loss from continuing operations	(3,305,316)	(1,475,514)	(420,959)

Loss from discontinued operations	(162,097)	-	(26,460)

Net loss for the period	$ (3,467,413)	$ (1,475,514)	$ (447,419)

Loss per share:
Continuing operations		$ (0.027)	$ (0.009)
Discontinued operations		-	(0.001)
		$ (0.027)	$ (0.010)

Weighted average number of
common shares outstanding:
Basic and diluted		53,864,600	44,598,996

(The accompanying notes are an integral part of these consolidated financial statements)

OCTILLION CORP. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
FROM MAY 5, 1998 (INCEPTION) TO NOVEMBER 30, 2007
(Expressed in U.S. Dollars)
(Unaudited)

						Accumulated
						other	Deficit accumulated
	Preferred Stock		Common Stock		Additional	comprehensive	during the	Comprehensive	Total stockholders'
	Shares	Amount	Shares	Amount	paid-in capital	income (loss)	development stage	income (loss)	equity (deficiency)

Restricted common stock
issued to related parties for
management services
at $0.003 per share	-	$ -	9,000,000	$9,000	$(6,000)	$-	$-	$-	$3,000

Unrestricted common stock sales
to third parties at $0.13 per share	-	-	1,125,000	1,125	148,875	-	-		150,000

Comprehensive income (loss)
Net loss for the period	-	-	-	-	-	-	(12,326)	(12,326)	(12,326)
Total comprehensive loss								(12,326)

Balance, August 31, 1998	-	-	10,125,000	10,125	142,875	-	(12,326)		140,674

Comprehensive income (loss)
Net loss for the year	-	-	-	-	-	-	(77,946)	(77,946)	(77,946)
Total comprehensive loss								(77,946)

Balance, August 31, 1999	-	-	10,125,000	10,125	142,875	-	(90,272)		62,728

Comprehensive income (loss)
Net loss for the year	-	-	-	-	-	-	(12,446)	(12,446)	(12,446)
Total comprehensive loss								(12,446)

Balance, August 31, 2000	-	-	10,125,000	10,125	142,875	-	(102,718)		50,282

Comprehensive income (loss)
Net loss for the year	-	-	-	-	-	-	(12,904)	(12,904)	(12,904)
Total comprehensive loss								(12,904)

Balance, August 31, 2001	-	-	10,125,000	10,125	142,875	-	(115,622)		37,378

Comprehensive income (loss)
Net loss for the year	-	-	-	-	-	-	(54,935)	(54,935)	(54,935)
Total comprehensive loss								(54,935)

Balance, August 31, 2002	-	-	10,125,000	10,125	142,875	-	(170,557)		(17,557)

Restricted common stock issued to
a related party to satisfy outstanding
management fees at $0.003 per share
on December 19, 2002	-	-	24,000,000	24,000	56,000	-	-		80,000

Restricted common stock issued to a
related party to satisfy outstanding
management fees at $0.003 per share
on March 18, 2003	-	-	6,999,600	7,000	16,332	-	-		23,332

Comprehensive income (loss)
Net loss for the year	-	-	-	-	-	-	(97,662)	(97,662)	(97,662)
Total comprehensive loss
Net loss for the year	-	-	-	-	-	-	(97,662)	(97,662)	(97,662)
Total comprehensive loss								(97,662)

Balance, August 31, 2003	-	-	41,124,600	41,125	215,207	-	(268,219)		(11,887)

Comprehensive income (loss)
Net loss for the year	-	-	-	-	-	-	(19,787)	(19,787)	(19,787)
Total comprehensive loss								(19,787)

Balance, August 31, 2004	-	-	41,124,600	41,125	215,207	-	(288,006)		(31,674)

Comprehensive income (loss)
Net loss for the year	-	-	-	-	-	-	(103,142)	(103,142)	(103,142)
Total comprehensive loss								(103,142)

Balance, August 31, 2005	-	-	41,124,600	41,125	215,207	-	(391,148)		(134,816)

Issuance of common stock and warrants
at $0.17 per share on May 16, 2006	-	-	3,000,000	3,000	497,000	-	-		500,000

Comprehensive income (loss)
Net loss for the year	-	-	-	-	-	-	(157,982)	(157,982)	(157,982)
Total comprehensive loss								(157,982)

Balance, August 31, 2006	-	-	44,124,600	44,125	712,207	-	(549,130)		207,202

Exercise of Class A Warrants at $0.167
per share	-	-	3,000,000	3,000	497,000	-	-		500,000

Exercise of Class B Warrants at $0.183
per share	-	-	3,000,000	3,000	547,000	-	-		550,000

Exercise of Class C Warrants at $0.50
per share	-	-	980,000	980	489,020	-	-		490,000

Exercise of Class D Warrants at $0.55
per share	-	-	880,000	880	483,120	-	-		484,000

Exercise of Class E Warrants at $0.60
per share	-	-	880,000	880	527,120	-	-		528,000

Issuance of common stock and warrants
at $0.50 per share on April 23, 2007	-	-	1,000,000	1,000	499,000	-	-		500,000

Dividend paid - spin off of MircoChannel
Technologies Corporation	-	-	-	-	-	-	(400,000)		(400,000)

Comprehensive income (loss)
Foreign currency translation adjustments	-	-	-	-	-	(1,811)	-	(1,811)	(1,811)

Net loss for the year	-	-	-	-	-	-	(1,442,769)	(1,442,769)	(1,442,769)
Total comprehensive loss								(1,444,580)

Balance, August 31, 2007	-	-	53,864,600	53,865	3,754,467	(1,811)	(2,391,899)		1,414,622

Stock based compensation	-	-	-	-	887,125	-	-	-	887,125

Comprehensive income (loss)
Foreign currency translation adjustments	-	-	-	-	-	(4,018)	-	(4,018)	(4,018)

Net loss for the period	-	-	-	-	-	-	(1,475,514)	(1,475,514)	(1,475,514)
Total comprehensive loss								$(1,479,532)

Balance, November 30, 2007	-	$-	53,864,600	$53,865	$4,641,592	$ (5,829)	$ (3,867,413)		$822,215

(The accompanying notes are an integral part of these consolidated financial statements)

OCTILLION CORP. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THREE MONTHS ENDED NOVEMBER 30, 2007 AND 2006, AND FOR THE
PERIOD FROM INCEPTION (MAY 5, 1998) TO NOVEMBER 30, 2007
(Expressed in US Dollars)
(Unaudited)

	Cumulative	Three Months	Three Months
	May 5, 1998	Ended	Ended
	(inception) to	November 30,	November 30,
	August 31, 2007	2007	2006

Cash flows used in operating activities
Loss from continuing operations	$ (3,305,316)	$ (1,475,514)	$ (420,959)
Add: loss from discontinued operations	(162,097)	-	(26,460)
Adjustments to reconcile net loss to
net cash used in operating activities:
- depreciation	3,506	313	204
- stock based compensation expense	887,125	887,125	-
- payable written off	(30,000)	-	-
- common stock issued for services	3,000	-	-
- common stock issued for debt settlement	103,332	-	-
Changes in non-cash working capital items:
- decrease (increase) in prepaid expenses	(1,506)	(1,506)	1,496
- increase (decrease) in accounts payable and accrued liabilities	82,748	59,042	160,529
- increase (decrease) in accounts payable - related party	34,375	4,375	-
Net cash used in operating activities	(2,384,833)	(526,165)	(285,190)

Cash flows from investing activities
Purchase of equipment	(5,916)	(2,271)	-
Net cash flows used in investing activities	(5,916)	(2,271)	-

Cash flows from financing activities
Proceeds from the issuance of common stock	3,702,000	-	375,000
Repayment of promissory note	(155,000)	-	-
Proceeds from promissory notes	155,000	-	-
Dividend paid	(400,000)	-	-
Net cash flows provided by financing activities	3,302,000	-	375,000

Increase (decrease) in cash and cash equivalents	911,251	(528,436)	89,810

Effect of foreign currency translation	(5,829)	(4,018)	-

Cash and cash equivalents - beginning of period	-	1,437,876	247,492

Cash and cash equivalents - end of period	$905,422	$905,422	$337,302

Supplemental cash flow information:
Interest paid in cash	$10,219	$ -	$9,844
Income taxes paid in cash	$-	$-	$-

Supplemental noncash transaction:
Accrued mangement fees converted to equity	$103,332	-	$103,332

(The accompanying notes are an integral part of these consolidated financial statements)

OCTILLION CORP. AND SUSIDIARIES

(a development stage company)

Notes to Consolidated Financial Statements

November 30, 2007

(Expressed in U.S. Dollars)

1. Basis of Presentation and Going Concern Uncertainties

Octillion Corp. (“the Company”) was incorporated in the State of Nevada on May 5, 1998. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Sungen Energy, Inc. (“Sungen”), Octillion Technologies Limited (“Octillion Technologies”). Sungen was incorporated on July 11, 2006 in the State of Nevada and has no assets and no liabilities. Octillion Technologies was incorporated on April 11, 2007 in the Province of British Columbia, Canada for providing administrative services to the Company’s Canada office. All significant inter-company balances and transactions have been eliminated.

Octillion Corp., together with its wholly owned subsidiaries, is a technology incubator focused on the identification, acquisition, development and eventual commercialization of emerging technologies. Among the Company’s current research and development activities are the development of a patent-pending technology that could adapt existing home and office glass windows into ones capable of generating electricity from solar energy without losing significant transparency or requiring major changes in manufacturing infrastructure.

On August 22, 2007, the Company spun off its wholly-owned biotechnology subsidiary, MicroChannel Technologies Corporation (“MicroChannel”) with the shareholders of the Company. The net assets and results of operations of MicroChannel of the prior period have been reclassified as discontinued operation.

The Company has not generated any revenues and has incurred losses of $3,867,413 since inception. The Company has incurred a loss of $1,475,514 during the three months ended November 30, 2007. In view of these conditions, the ability of the Company to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations.  Management believes that its current and future plans enable it to continue as a going concern.

To meet these objectives, the Company completed a private placement for gross proceeds of $500,000 on April 23, 2007 and continues to seek other sources of financing in order to support existing operations and expand the range and scope of its business. However, there are no assurances that any such financing can be obtained on acceptable terms, if at all. Management believes that actions presently taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern. The Company's ability to achieve these objectives cannot be determined at this time.

These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharges its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

2. Presentation of Interim Information

The accompanying interim unaudited consolidated financial statements have been prepared in accordance with Form 10-QSB instructions and in the opinion of management contains all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position as of November 30, 2007, and the results of operations and cash flows for the three months ended November 30, 2007 and 2006. These results have been determined on the basis of generally accepted accounting principles and practices in the United States and applied consistently as those used in the preparation of the Company's 2007 Annual Report on Form 10-KSB.

Certain information and footnote disclosure normally included in the financial statements presented in accordance with generally accepted accounting principles in the United States have been condensed or omitted. It is suggested that the accompanying financial statements should be read in conjunction with the financial statements and notes thereto incorporated in the Company's 2007 Annual Report on Form 10-KSB.

3. New Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations" ("SFAS 141(R)"), which replaces SFAS No. 141. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 141(R) will have an impact on accounting for business combinations once adopted, but the effect is dependent upon acquisitions at that time.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51" ("SFAS 160"), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent's ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial statements.

4. Net Loss Per Common Share

Basic earnings or loss per share is based on the weighted average number of shares outstanding during the period of the financial statements.  Diluted earnings or loss per share are based on the weighted average number of common shares outstanding and dilutive common stock equivalents.  Effective September 1, 2006, the Company enacted a 3 for 1 forward stock split.  All loss per share amounts in the financial statements are basic loss per share because the inclusion of stock options and warrants outstanding would be antidilutive. All per share and per share information are adjusted retroactively to reflect stock splits and changes in par value. The computation of basic and diluted loss per share is as follows:

	Three months ended
	November 30,
	2007	2006
Numerator - net loss available to common
stockholders	$(1,475,514)	$ (447,419)

Denominator - weighted average number of
common shares outstanding	53,864,600	44,598,996

Basic and diluted loss per common share	$(0.027)	$(0.010)

5. Option Interest in Solar Energy Conversion Technology

In August 2006, the Company, through its wholly owned subsidiary, Sungen Energy Inc., entered into a Sponsored Research Agreement (“Research Agreement”) with scientists at the University of Illinois (“UOI”) for the development of a new patent-pending technology using nanosilicon photovoltaic solar cells that could convert normal home and office glass windows into ones capable of converting solar energy into electricity with limited loss of transparency and minimal changes in manufacturing infrastructure. The process of producing silicon nanoparticles is supported by 10 issued US patents, 7 pending US patents, 2 issued foreign counterpart patents and 19 pending foreign counterpart patents. The period of performance of the Research Agreement is for two years until August 22, 2008 and the Company has to pay $422,818 for the performance of the project, with $2,000 payable upon execution of the agreement (paid), first installment of $27,150 payable on September 23, 2006 (paid) and the remaining 3 of $27,150 each (paid) and 4 of $78,054 each payable every three months thereafter ($78,054 paid and $78,054 accrued).

The Company has the option to enter into a commercial license for the project intellectual property by reimbursement of the related remaining out-of-pocket expenditures incurred by UOI and payment of royalties and fees to be negotiated, which should not exceed 5% and $100,000, respectively.

As of November 30, 2007, the Company has paid $266,709 for the Research Agreement. As the research project has not reached the commercial development stage, the amounts incurred to support the project are thus expensed.

6. Equipment

November 30, 2007

Computer equipment	$3,257
Less: accumulated depreciation	(847)
$2,410

Depreciation expenses charged to operations was $313 (2006: $204) for the three months ended November 30, 2007.

7. Capital Stock

At November 30, 2007 there were 1,000,000 shares of preferred stock (par value $0.10 per share) authorized, of which no shares were issued and outstanding.  The Board of Directors has the authority to issue such stock in one or more series, to fix the number of shares and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation.

8. Warrants

As of November 30, 2007, the following warrants were outstanding:

(a) 20,000 Class C warrants which entitle the holders to purchase 20,000 common shares of the Company at $0.50 each expiring on October 23, 2008.

(b) 120,000 Class D warrants which entitle the holders to purchase 120,000 common shares of the Company at $0.55 each expiring on April 23, 2009.

(c) 120,000 Class E warrants which entitle the holders to purchase 120,000 common shares of the Company at $0.60 each expiring on April 23, 2010.

9. Stock Options

As of November 30, 2007, the Company had an active stock option plan that provides shares available for options granted to employees, directors and others. Options granted to employees under the Company’s option plans generally vest over two to five years or as otherwise determined by the plan administrator. Options to purchase shares expire no later than ten years after the date of grant.

On September 10, 2007, the Company appointed Mr. Nicholas Cucinelli to the positions of President and Chief Executive Officer. Mr. Cucinelli receives an annualized base salary of $105,000 and has been granted options to purchase up to 1,500,000 shares of the Company’s common stock at an exercise price of $4.21.  The options vest as follows: (a) 500,000 vest and become exercisable upon receiving engineering reports and independent confirmation that the NanoPower Windows can be manufactured at commercially viable prices and be able to generate a sufficient amount of electricity to be marketable to customers, whether retail or wholesale; (b) 500,000 vest and become exercisable upon commencing commercial sales of the NanoPower Window, whether to retail customers or wholesale customers; (c) 500,000 vest and become exercisable upon reaching $1,000,000 in total cumulative commercial sales of the NanoPower Window during any three month period of a fiscal year, and (d) All 1,500,000 vest and become exercisable if and when Sungen Technologies, Inc. is acquired by a third party at a price that has been approved by shareholders and the Board of Directors or when the Company, because of its ownership of Sungen Technologies, Inc., is acquired by a third party at a price that has been approved by shareholders and the Board of Directors.

As the 1,500,000 stock options will vest based on certain performance conditions, the Company expects that the first 500,000 stock options will vest at around 18 months from the date of grant, the second 500,000 stock options will vest at around 24 months from the date of grant and the remaining 500,000 stock options will vest at around 30 months from the date of grant. The fair value of each batch of stock options will be amortized over their expected service periods. The Company will periodically reassess the probability of the performance conditions being met and the estimated service period of each batch of stock options.

The fair value of the 1,500,000 options granted was estimated at $4.53 each, for a total of amount of $6,795,000, by using the Black-Scholes Option Pricing Model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 187.12%, risk-free interest rates of 4.56%, and expected lives of 5 years.

The movement of stock options can be summarized as follows:

			Remaining	Aggregate
		Weighted average	contractual	intrinsic
	Number of options	exercise price	term	value

Outstanding at August 31, 2007	-	$-
Granted	1,500,000	4.21
Outstanding at November 30, 2007	1,500,000	4.21	9.79 years	$-

Exercisable at November 30, 2007	-	$4.21

The aggregate intrinsic value in the table above represents the total pretax intrinsic value for all “in-the-money” options (i.e. the difference between the Company’s closing stock price on the last trading day of the period ended November 30, 2007 and the exercise price, multiplied by the number of shares) that would have been received by the option holders had all option holders exercised their options on November 30, 2007. This amount change is based on the fair market value of the Company’s stock. Total intrinsic value of options exercised was $nil for the three months ended November 30, 2007. Weighted average fair value of options granted during the three months ended November 30, 2007 was $4.21 per share.

A summary of the Company’s unvested stock options and changes during the periods are as follows:

		Fair value
	Number of options	per share

Outstanding, August 31, 2007	-	$-
Granted during the period	1,500,000	4.21
Vested during the period	-	-
Outstanding, November 30, 2007	1,500,000	$4.21

During the three months period ended November 30, 2007, compensation expense of $887,125 (2006: $nil) was recognized. As of November 30, 2007, the Company had $5,490,542 of total unrecognized compensation cost related to unvested stock options, which is expected to be recognized over a period of 2.5 years.

The options outstanding and exercisable as of November 30, 2007 can be summarized as follows:

	Outstanding			Exercisable
		Weighted
	Number	Average	Weighted	Number	Weighted
Range of	Outstanding at	Remaining	Average	Exercisable at	Average
Exercise	November 30,	Contractual	Exercise	November 30,	Exercise
Prices	2007	Life (Years)	Price	2007	Price

$4.21	1,500,000	9.79	$4.21	-	$4.21

The Company does not repurchase shares to fulfill the requirements of options that are exercised. Further, the Company issues new shares when options are exercised.

10. Related Party Transactions

Related party transactions are in the normal course of operations and are recorded at amounts established and agreed between the related parties.

During the three months ended November 30, 2007, the company paid $3,000 (2006: $nil) to the current president for services provided to the Company starting from August 2007.

At November 30, 2007, the Company has an amount of $4,375 (2006: $nil) due to an officer of the Company for his services provided.

The Company’s administrative office is located at 1628 West 1st Avenue, Suite 216, Vancouver, British Columbia, Canada, V6J 1G1. These premises are owned by a private corporation controlled by the Chief Financial Officer and majority shareholder. The Company pays a monthly rent of C$3,200 effective from February 1, 2007. The Company paid rent of $12,146 (2006: $nil) for the three months ended November 30, 2007.

Mr. Harmel S. Rayat is also an officer, director and majority shareholder of each of International Energy, Inc., PhytoMedical Technologies, Inc., Entheos Technologies, Inc., MicroChannel Technologies Corporation and HepaLife Technologies, Inc.

11. Segment Information

The Company’s business is considered as operating in one segment based upon the Company’s organizational structure, the way in which the operations are managed and evaluated, the availability of separate financial results and materiality considerations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Octillion Corp.

Vancouver, British Columbia

CANADA

We have audited the accompanying consolidated balance sheets of Octillion Corp. and Subsidiaries ("the Company") (a development stage company) as of August 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the years then ended, and for the cumulative period from May 5, 1998 (inception), to August 31, 2007.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Octillion Corp. and Subsidiaries as of August 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended, and for the cumulative period from May 5, 1998 (inception), to August 31, 2007, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has experienced recurring losses from operations since inception, and has a substantial accumulated deficit.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans regarding these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN PLLC

November 27, 2007

Seattle, Washington

OCTILLION CORP. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS
AUGUST 31, 2007 AND 2006
(Expressed in U.S. Dollars)

	2007	2006

ASSETS

Current Assets
Cash and cash equivalents	$1,437,876	$247,492
Prepaid expenses	-	1,496
	1,437,876	248,988

Equipment (Note 5)	452	1,080

Total Assets	$1,438,328	$250,068

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued liabilities	$23,706	$12,866
Accounts payable - related party	-	30,000

Total Liabilities	23,706	42,866

Stockholders' Equity
Authorized:
1,000,000 preferred shares, with par value of $0.10 per share
100,000,000 common shares, with par value of $0.001 per share
Issued: 53,864,600 common shares (2006: 44,124,600 shares)	53,865	44,125
Additional paid-in capital	3,754,467	712,207
Accumulated other comprehensive income (loss)	(1,811)	-
Deficit accumulated during the development stage	(2,391,899)	(549,130)
Total Stockholders' Equity	1,414,622	207,202

Total Liabilities and Stockholders' Equity	$1,438,328	$250,068

Nature and continuance of operations - Note 1

The accompanying notes are an integral part of these consolidated financial statements)

OCTILLION CORP. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED AUGUST 31, 2007 AND 2006, AND FOR THE
PERIOD FROM INCEPTION (MAY 5, 1998) TO AUGUST 31, 2007
(Expressed in U.S. Dollars)
(See Note 1 - Nature of Business and Basis of Presentation)

	Cumulative	Year	Year
	May 5, 1998	Ended	Ended
	(inception) to	August 31,	August 31,
	August 31, 2007	2007	2006

Expenses
Management fees - related party	$203,074	$-	$-
Option fee	2,000	-	-
Professional fees	218,377	80,548	63,181
Research and development (Note 3 and 4)	344,494	213,115	81,379
Investor relations	1,030,025	1,030,025	-
Travel and entertainment	79,784	40,716	3,633
Other operating expenses	175,755	135,041	16,094
Loss from operations	2,053,509	1,499,445	164,287

Other income (expense)
Interest	37,171	29,469	7,078
Foreign exchange loss	(5,561)	(2,793)	(773)
Payable written off (Note 8)	30,000	30,000	-

Net loss for the period	$(1,991,899)	$(1,442,769)	$(157,982)

Loss per share:
Basic and diluted		$(0.030)	$ (0.004)

Weighted average number of
common shares outstanding:
Basic and diluted		48,820,951	42,012,270

(The accompanying notes are an integral part of these consolidated financial statements)

OCTILLION CORP. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
FROM MAY 5, 1998 (INCEPTION) TO AUGUST 31, 2007
(Expressed in U.S. Dollars)
(See Note 1 - Nature of Business and Basis of Presentation)

						Accumulated
						other	Deficit accumulated
	Preferred Stock		Common Stock		Additional	comprehensive	during the	Comprehensive	Total stockholders'
	Shares	Amount	Shares	Amount	paid-in capital	income (loss)	development stage	income (loss)	equity (deficiency)

Restricted common stock
issued to related parties for
management services
at $0.003 per share	-	$-	9,000,000	$9,000	$ (6,000)	$-	$-	$-	$3,000

Unrestricted common stock sales
to third parties at $0.13 per share	-	-	1,125,000	1,125	148,875	-	-		150,000

Comprehensive income (loss)
Net loss for the period	-	-	-	-	-	-	(12,326)	(12,326)	(12,326)
Total comprehensive loss								(12,326)

Balance, August 31, 1998	-	-	10,125,000	10,125	142,875	-	(12,326)		140,674

Comprehensive income (loss)
Net loss for the year	-	-	-	-	-	-	(77,946)	(77,946)	(77,946)
Total comprehensive loss								(77,946)

Balance, August 31, 1999	-	-	10,125,000	10,125	142,875	-	(90,272)		62,728

Comprehensive income (loss)
Net loss for the year	-	-	-	-	-	-	(12,446)	(12,446)	(12,446)
Total comprehensive loss								(12,446)

Balance, August 31, 2000	-	-	10,125,000	10,125	142,875	-	(102,718)		50,282

Comprehensive income (loss)
Net loss for the year	-	-	-	-	-	-	(12,904)	(12,904)	(12,904)
Total comprehensive loss								(12,904)

Balance, August 31, 2001	-	-	10,125,000	10,125	142,875	-	(115,622)		37,378

Comprehensive income (loss)
Net loss for the year	-	-	-	-	-	-	(54,935)	(54,935)	(54,935)
Total comprehensive loss								(54,935)

Balance, August 31, 2002	-	-	10,125,000	10,125	142,875	-	(170,557)		(17,557)

Restricted common stock issued to
a related party to satisfy outstanding
management fees at $0.003 per share
on December 19, 2002	-	-	24,000,000	24,000	56,000	-	-		80,000

Restricted common stock issued to a
related party to satisfy outstanding
management fees at $0.003 per share
on March 18, 2003	-	-	6,999,600	7,000	16,332	-	-		23,332

Comprehensive income (loss)
Net loss for the year	-	-	-	-	-	-	(97,662)	(97,662)	(97,662)
Total comprehensive loss								(97,662)

Balance, August 31, 2003	-	-	41,124,600	41,125	215,207	-	(268,219)		(11,887)

Comprehensive income (loss)
Net loss for the year	-	-	-	-	-	-	(19,787)	(19,787)	(19,787)
Total comprehensive loss								(19,787)

Balance, August 31, 2004	-	-	41,124,600	41,125	215,207	-	(288,006)		(31,674)

Comprehensive income (loss)
Net loss for the year	-	-	-	-	-	-	(103,142)	(103,142)	(103,142)
Total comprehensive loss								(103,142)

Balance, August 31, 2005	-	-	41,124,600	41,125	215,207	-	(391,148)		(134,816)

Issuance of common stock and warrants
at $0.17 per share on May 16, 2006	-	-	3,000,000	3,000	497,000	-	-		500,000

Comprehensive income (loss)
Net loss for the year	-	-	-	-	-	-	(157,982)	(157,982)	(157,982)
Total comprehensive loss								(157,982)

Balance, August 31, 2006	-	-	44,124,600	44,125	712,207	-	(549,130)		207,202

Exercise of Class A Warrants at $0.167
per share	-	-	3,000,000	3,000	497,000	-	-		500,000

Exercise of Class B Warrants at $0.183
per share	-	-	3,000,000	3,000	547,000	-	-		550,000

Exercise of Class C Warrants at $0.50
per share	-	-	980,000	980	489,020	-	-		490,000

Exercise of Class D Warrants at $0.55
per share	-	-	880,000	880	483,120	-	-		484,000

Exercise of Class E Warrants at $0.60
per share	-	-	880,000	880	527,120	-	-		528,000

Issuance of common stock and warrants
at $0.50 per share on April 23, 2007	-	-	1,000,000	1,000	499,000	-	-		500,000

Dividend paid - spin off of MircoChannel
Technologies Corporation	-	-	-	-	-	-	(400,000)		(400,000)

Comprehensive income (loss)
Foreign currency translation adjustments	-	-	-	-	-	(1,811)	-	(1,811)	(1,811)

Net loss for the year	-	-	-	-	-	-	(1,442,769)	(1,442,769)	(1,442,769)
Total comprehensive loss								$(1,444,580)

Balance, August 31, 2007	-	$-	53,864,600	$53,865	$3,754,467	$ (1,811)	$ (2,391,899)		$1,414,622

(The accompanying notes are an integral part of these consolidated financial statements)

OCTILLION CORP. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED AUGUST 31, 2007 AND 2006, AND FOR THE
PERIOD FROM INCEPTION (MAY 5, 1998) TO AUGUST 31, 2007
(Expressed in US Dollars)

	Cumulative	Year	Year
	May 5, 1998	Ended	Ended
	(inception) to	August 31,	August 31,
	August 31, 2007	2007	2006

Cash flows from operating activities
Net loss for the period	$(1,991,899)	$(1,442,769)	$(157,982)
Adjustments to reconcile net loss to
net cash used in operating activities:
- depreciation	3,193	628	374
- payable written off	(30,000)	(30,000)	-
- common stock issued for services	3,000	-	-
- common stock issued for debt settlement	103,332	-	-
Changes in non-cash working capital items:
- increase in prepaid expenses	-	1,496	(1,496)
- increase (decrease) in accounts payable and accrued liabilities	23,706	10,840	(20,126)
- increase (decrease) in accounts payable - related party	30,000	-	-
Net cash used in operating activities	(1,858,668)	(1,459,805)	(179,230)

Cash flows from investing activities
Purchase of equipment	(3,645)	-	(986)
Net cash flows used in investing activities	(3,645)	-	(986)

Cash flows from financing activities
Proceeds from the issuance of common stock	3,702,000	3,052,000	500,000
Repayment of promissory note	(155,000)	-	(150,000)
Proceeds from promissory notes	155,000	-	50,000
Dividend paid	(400,000)	(400,000)	-
Net cash flows provided by financing activities	3,302,000	2,652,000	400,000

Increase in cash and cash equivalents	1,439,687	1,192,195	219,784

Effect of foreign currency translation	(1,811)	(1,811)	-

Cash and cash equivalents - beginning of period	-	247,492	27,708

Cash and cash equivalents - end of period	$1,437,876	$1,437,876	$247,492

Supplemental cash flow information:
Interest paid in cash	$ 10,219	$375	$9,844
Income taxes paid in cash	$ -	$ -	$ -

Supplemental noncash transaction:
Accrued mangement fees converted to equity	$103,332	$ -	$ -

(The accompanying notes are an integral part of these consolidated financial statements)

OCTILLION CORP. AND SUSIDIARIES

(a development stage company)

Notes to Consolidated Financial Statements

August 31, 2007

(Expressed in U.S. Dollars)

1. Basis of Presentation and Going Concern Uncertainties

Octillion Corp. (“the Company”) was incorporated in the State of Nevada on May 5, 1998. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Sungen Energy, Inc. (“Sungen”), Octillion Technologies Limited (“Octillion Technologies”) and MicroChannel Technologies Corporation (through date of spin-off). Sungen was incorporated on July 11, 2006 in the State of Nevada and has no assets and no liabilities. Octillion Technologies was incorporated on April 11, 2007 in the Province of British Columbia, Canada for providing administrative services to the Company’s Canada office. All significant inter-company balances and transactions have been eliminated.

Octillion Corp., together with its wholly owned subsidiaries, is a technology incubator focused on the identification, acquisition, development and eventual commercialization of emerging technologies. Among the Company’s current research and development activities are the development of 1) a patent-pending technology that could adapt existing home and office glass windows into ones capable of generating electricity from solar energy without losing significant transparency or requiring major changes in manufacturing infrastructure, and 2) technologies and products for peripheral and optic nerve damage and nerve regeneration.

The Company has not generated any revenues and has incurred losses of $1,991,899 since inception. The Company has incurred a loss of $1,442,769 during the year ended August 31, 2007. In view of these conditions, the ability of the Company to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations.  Management believes that its current and future plans enable it to continue as a going concern.

To meet these objectives, the Company completed a private placement for gross proceeds of $500,000 on April 23, 2007 and continues to seek other sources of financing in order to support existing operations and expand the range and scope of its business. However, there are no assurances that any such financing can be obtained on acceptable terms, if at all. Management believes that actions presently taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern. The Company's ability to achieve these objectives cannot be determined at this time.

These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharges its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

2. Significant Accounting Policies

(a) Principles of Accounting

These financial statements have been prepared by management in accordance with the United States generally accepted accounting principles (US GAAP).

(b) Principles of Consolidation

These consolidated financial statements presented are those of the Company and its wholly-owned subsidiaries, MicroChannel Technologies Corporation, Octillion Technologies Limited and Sungen Energy, Inc.  All significant intercompany balances and transactions have been eliminated.

(c) Accounting Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Areas where management uses subjective judgement include valuation of equity instruments and related party transactions. Actual results can differ from those estimates and assumptions.

(d) Foreign Operations and Currency Translation

The Company translates foreign assets and liabilities of its subsidiaries, other than those denominated in United States Dollars, at the rate of exchange at the balance sheet date. Revenues and expenses are translated at the average rate of exchange throughout the year. Gains or losses from these translations are reported as a separate component of other comprehensive income (loss), until all of the investment in the subsidiaries is sold or liquidated. The translation adjustments do not recognize the effect of income tax because the Company expects to reinvest the amounts indefinitely in operations.

Transaction gains (losses) that arise from exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in the statements of operations.

(e) Cash and Cash Equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. The Company did not have any cash equivalents as of August 31, 2007 and 2006.  At times, cash deposits may exceed federally insured limits.

(f) Equipment

Equipment is initially recorded at cost and is depreciated under the straight-line method over its estimated useful life as follows:

Computer equipment	2 years
Office equipment	2 years

Repairs and maintenance are charged to operations as incurred.

(g) Long-Lived Assets Impairment

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable in accordance with the  guidance established in Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  For assets that are to be held and used, an impairment loss is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on discounted cash flows or internal and external appraisals, as applicable.  Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

(h) Income Taxes

The Company has adopted the Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for income Taxes, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns using the liability method.  Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement carry amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

(i) Fair Value of Financial Instruments

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgement, they cannot be determined with precision.  Changes in assumptions can significantly affect estimated fair value.

The carrying value of cash, accounts payable and accrued liabilities and accounts payable - related party approximate their fair value because of the short-term nature of these instruments. Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

The Company operates outside of the United States of America and is exposed to foreign currency risk due to the fluctuation between the currency in which the Company operates in and the U.S. dollar.

(j) Comprehensive Income

The Company has adopted the Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statement of Stockholders' Equity (Deficiency). Comprehensive income comprises all changes to equity except those resulting from investments by owners and distributions to owners.

(k) Earnings (Loss) Per Share

Earnings (loss) per share is computed using the weighted average number of shares outstanding during the year. The Company has adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings Per Share.  Diluted loss per share is equivalent to basic loss per share because consideration of dilutive securities would produce an antidilutive effect.

All share and per share amounts reflect the 3 for 1 stock split effective September 1, 2006.

(l) Advertising Expenses

The Company expenses advertising costs as incurred. The Company did not incur any advertising expenses for the years ended August 31, 2007 and 2006.

(m) Related Party Transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company.  A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

(n) New Accounting Pronouncements

In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities, (“EITF 07-3”) which is effective for fiscal years beginning after December 15, 2007.  EITF 07-3 requires that nonrefundable advance payments for future research and development activities be deferred and capitalized. Such amounts will be recognized as an expense as the goods are delivered or the related services are performed.  The Company does not expect the adoption of EITF 07-3 to have a material impact on the financial results of the Company.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115”, (“FAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet determined the impact of applying FAS 159.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued FSP FAS 158-1.  This FASB Staff Position (FSP) updates the illustrations contained in Appendix B of FASB Statement No. 87, Employers’ Accounting for Pensions, Appendix B of FASB Statement No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and Appendix C of FASB Statement No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, to reflect the provisions of FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. This FSP also amends the questions and answers contained in FASB Special Reports, A Guide to Implementation of Statement 87 on Employers’ Accounting for Pensions, A Guide to Implementation of Statement 88 on Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and A Guide to Implementation of Statement 106 on Employers’ Accounting for Postretirement Benefits Other Than Pensions, and incorporates them into Statements 87, 88, and 106 as Appendixes E, C, and F, respectively. This FSP supersedes those FASB Special Reports. Finally, this FSP makes conforming changes to other guidance and technical corrections to Statement 158. This FSP does not provide additional implementation guidance for Statement 158 beyond the conforming changes, nor does it change any of the provisions of Statement 158. Currently the Company does not have any employers’ Pensions and Postretirement Benefits which require the adoption of this Statement, so the Statement will have no impact on the financial statements.

3. Option Interest in Solar Energy Conversion Technology

In August 2006, the Company, through its wholly owned subsidiary, Sungen Energy Inc., entered into a Sponsored Research Agreement (“Research Agreement”) with scientists at the University of Illinois (“UOI”) for the development of a new patent-pending technology using nanosilicon photovoltaic solar cells that could convert normal home and office glass windows into ones capable of converting solar energy into electricity with limited loss of transparency and minimal changes in manufacturing infrastructure. The process of producing silicon nanoparticles is supported by 10 issued US patents, 7 pending US patents, 2 issued foreign counterpart patents and 19 pending foreign counterpart patents. The period of performance of the Research Agreement is for two years until August 22, 2008 and the Company has to pay $422,818 for the performance of the project, with $2,000 payable upon execution of the agreement (paid), first installment of $27,150 payable on September 23, 2006 (paid) and the remaining 3 of $27,150 each (paid) and 4 of $78,054 each payable every three months thereafter ($78,054 paid).

The Company has the option to enter into a commercial license for the project intellectual property by reimbursement of the related remaining out-of-pocket expenditures incurred by UOI and payment of royalties and fees to be negotiated, which should not exceed 5% and $100,000, respectively.

As of August 31, 2007, the Company has paid $188,655 for the Research Agreement. As the research project has not reached the commercial development stage, the amounts incurred to support the project are thus expensed.

4. Divesture of MicroChannel Technologies Corporation with the Shareholders of the Company

The Company intends to divest its wholly-owned biotechnology subsidiary, MicroChannel Technologies Corporation (“MicroChannel”) to the shareholders of the Company of record on August 22, 2007, who will, receive shares of MicroChannel on a one-for-one basis. The transaction is regarded as a dividend-in-kind paid to the shareholders of the Company.  The divesture will be completed upon approval by regulatory agencies.

At August 22, 2007, the net assets of MicroChannel can be summarized as follows:

	2007	2006
Current assets	$400,000	$-
Fixed assets	-	-
Current liabilities	-	(135,537)
Net assets	$400,000	$(135,537)

The operations results of MicroChannel for the 356 day period ended August 22, 2007 can be summarized as follows:

	2007	2006

Revenue	$-	$-
Expenses	27,498	82,739
Other income (expenses)	(93)	-
Net income (loss)	$(27,405)	$(82,739)

On April 29, 2005, an Option Agreement (the “Agreement”) was executed between Iowa State Research Foundation Inc., (“ISURF”) and MicroChannel, pursuant to which MicroChannel has acquired an option to obtain a license to certain nerve regeneration technologies being developed by ISURF. On October 13, 2005, the Agreement has been amended to change the payment due dates. At August 22, 2007, the total consideration paid was $2,000 in option fees and $155,839 to support the research project entitled “Conduits with Micropatterned Films for Peripheral Nerve Regeneration”.

On February 8, 2007, both parties agreed to extend the project period to June 1, 2007. Contingent upon satisfactory progress and success of the "Conduits with Micropatterned Films for Peripheral Nerve Regeneration," research project, MicroChannel has also agreed to provide additional funds ($73,166) for a project entitled “Conduits with Micropatterned Films for Optic Nerve Regeneration,” which will test the efficacy of biodegradable micropatterned conduits on optic nerve regeneration.

5. Equipment

	2007	2006

Computer equipment	$2,486	$2,486
Office equipment	1,159	1,159
	3,645	3,645
Less: accumulated depreciation	(3,193)	(2,565)
	$452	$1,080

Depreciation expenses charged to operations was $628 (2006: $374) for the year ended August 31, 2007.

6. Capital Stock

At August 31, 2007 there were 1,000,000 shares of preferred stock (par value $0.10 per share) authorized, of which no shares were issued and outstanding.  The Board of Directors has the authority to issue such stock in one or more series, to fix the number of shares and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation.

On April 23, 2007, the Company completed a private placement of 1,000,000 units at a price of $0.50 each for gross proceeds of $500,000. Each unit consists of one share of the Company’s common stock, one Class C non-redeemable warrant to purchase a share of common stock at $0.50 per share for a period of 18 months from date of issuance; one Class D non-redeemable warrant to purchase a share of common stock at $0.55 per share for a period of 24 months from date of issuance and one Class E non-redeemable warrant to purchase a share of common stock at $0.60 per share for a period of 36 months from date of issuance.  The allocated proceeds of the warrants issued were $106,112 for Class C, $119,150 for Class D and $128,694 for Class E.  The fair value of warrants issued as part of the private placement was determined using the Black Scholes model with weighted average assumptions as follows:

Risk free interest rate	4.55% - 4.76%
Expected life of options in years	1.5 to 3.0 years
Expected volatility	143.8% - 149.3%
Dividend per share	$0.00

7. Warrants

The movement of share purchase warrants can be summarized as follows:

		Weighted average
	Number of warrants	exercise price
Class A Warrants

Balance, August 31, 2006	3,000,000	$0.167
Exercised	(3,000,000)	0.167
Balance, August 31, 2007	-

Class B Warrants

Balance, August 31, 2006	3,000,000	$0.183
Exercised	(3,000,000)	0.183
Balance, August 31, 2007	-

Class C Warrants

Balance, August 31, 2006	-	$-
Granted	1,000,000	0.500
Exercised	(980,000)	0.500
Balance, August 31, 2007	20,000	0.500

Class D Warrants

Balance, August 31, 2006	-	$-
Granted	1,000,000	0.550
Exercised	(880,000)	0.550
Balance, August 31, 2007	120,000	0.550

Class E Warrants

Balance, August 31, 2006	-	$-
Granted	1,000,000	0.600
Exercised	(880,000)	0.600
Balance, August 31, 2007	120,000	0.600

As of August 31, 2007, the following warrants were outstanding:

(a) 20,000 Class C warrants which entitle the holders to purchase 20,000 common shares of the Company at $0.50 each expiring on October 23, 2008.

(b) 120,000 Class D warrants which entitle the holders to purchase 120,000 common shares of the Company at $0.55 each expiring on April 23, 2009.

(c) 120,000 Class E warrants which entitle the holders to purchase 120,000 common shares of the Company at $0.60 each expiring on April 23, 2010.

8. Related Party Transactions

Related party transactions are in the normal course of operations and are recorded at amounts established and agreed between the related parties.

During the years ended August 31, 2007 and 2006, the current president and directors provided services to the Company for no compensation.

The Company’s former president released the Company of its commitment to pay the management fee payable of $30,000, which was included in accounts payable, and was due for the services rendered by the former president in fiscal year 2003.  As a result, the Company wrote off the management fee payable included in accounts payable during the year ended August 31, 2007.

The Company’s administrative office is located at 1628 West 1st Avenue, Suite 216, Vancouver, British Columbia, Canada, V6J 1G1. These premises are owned by a private corporation controlled by the President and majority shareholder. The Company pays a monthly rent of C$3,200 effective from February 1, 2007. The Company paid rent of $20,106 (2006: $nil) for the year ended August 31, 2007.

Mr. Harmel S. Rayat is also an officer, director and majority shareholder of each of International Energy, Inc., PhytoMedical Technologies, Inc., Entheos Technologies, Inc. and HepaLife Technologies, Inc.

9. Income Taxes

(a) The Company has net losses for tax purposes totaling approximately $1,991,899 (2006 - $482,000) which may be applied against future taxable income, and will expire starting 2019 through 2029.  Accordingly, there is no tax expense for the years ended August 31, 2007 and 2006. The potential tax benefits arising from these losses have not been recorded in the financial statements. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management’s judgment about the realizability of deferred tax assets, the impact of the change on the valuation allowance is reflected in current operations.

(b) The tax effects of temporary difference that gives rise to the Company’s deferred tax asset are as follows:

	2007	2006

Tax loss carryforwards	$697,169	$168,700
Valuation allowance	(697,169)	(168,700)
	$-	$ -

(c) The following is a reconciliation between expected income tax benefit and actual, using the applicable statutory income tax rates of 35% for the years ended August 31, 2007 and 2006:

	2007	2006

Income tax benefit at statutory rate	$528,469	$(56,700)
Change in valuation allowance	(528,469)	56,700
	$-	$-

10. Segment Information

The Company’s business is considered as operating in one segment based upon the Company’s organizational structure, the way in which the operations are managed and evaluated, the availability of separate financial results and materiality considerations.

11. Subsequent Events

On September 10, 2007, the Company appointed Mr. Nicholas Cucinelli to the positions of President and Chief Executive Officer.  Mr. Cucinelli receives an annualized base salary of $105,000 and has been granted options to purchase up to 1,500,000 shares of the Company’s common stock at an exercise price of $4.21.  The options vest as follows: (a) 500,000 vest and become exercisable upon receiving engineering reports and independent confirmation that the NanoPower Windows can be manufactured at commercially viable prices and be able to generate a sufficient amount of electricity to be marketable to customers, whether retail or wholesale; (b) 500,000 vest and become exercisable upon commencing commercial sales of the NanoPower Window, whether to retail customers or wholesale customers; (c) 500,000 vest and become exercisable upon reaching $1,000,000 in total cumulative commercial sales of the NanoPower Window during any three month period of a fiscal year, and (d) All 1,500,000 vest and become exercisable if and when Sungen Technologies, Inc. is acquired by a third party at a price that has been approved by shareholders and the Board of Directors or when the Company, because of its ownership of Sungen Technologies, Inc., is acquired by a third party at a price that has been approved by shareholders and the Board of Directors.

OCTILLION CORP.

7,864,500 SHARES OF COMMON STOCK

PROSPECTUS

MARCH 21, 2008

Until June 19, 2008 all dealers that buy, sell or trade the common stock may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.